Term Sheet Supplement (For use with the Prospectus Dated August 9, 2006)
CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
Depositor

TAYLOR, BEAN & WHITAKER MORTGAGE CORP.

Sponsor and Servicer

DLJ MORTGAGE CAPITAL, INC.
Seller

WELLS FARGO BANK, N.A.
Master Servicer and Trust Administrator

TBW MORTGAGE-BACKED PASS-THROUGH CERTIFICATES
(Issuable in Series)

You should carefully review the information in “Risk Factors” on page S-6 in this term sheet supplement and on page 5 in the prospectus.

A term sheet may accompany this term sheet supplement for any series and may set forth additional information about the mortgage loans, the certificates and the trust for that series.
The trust will issue:
• One or more classes of senior certificates, including one or more classes of residual certificates.
• One or more classes of subordinate certificates, which provide credit enhancement for the senior certificates and each class of subordinate certificates, if any, with a higher payment priority.

The certificates:

•
Represent ownership interests in a trust, whose assets are primarily a pool of fixed-rate, first lien residential mortgage loans that were generally originated in accordance with underwriting guidelines that are not as strict as Fannie Mae and Freddie Mac guidelines.

•
Represent obligations of the trust only and do not represent an interest in or obligation of the depositor, the servicer, the master servicer, the trust administrator, the sponsor, the seller, the trustee or any of their affiliates or any other entity.

Risks:

•	The yield to investors on each class of certificates will be sensitive to the rate and timing of principal payments on the related mortgage loans which may vary over time.

•
Net interest shortfalls from prepayments on mortgage loans and losses from liquidations of defaulted mortgage loans will adversely affect the yield to investors in the related certificates, and the investors in the subordinate certificates in particular.

Principal and interest on the certificates entitled to receive such amounts will be payable monthly, beginning on the first distribution date, as described in the related term sheet. Credit enhancement for all of the classes of offered certificates will be provided by overcollateralization, the use of excess interest to create or maintain overcollateralization and subordination.

Credit Suisse Securities (USA) LLC, as underwriter, will buy the offered certificates from Credit Suisse First Boston Mortgage Securities Corp., the depositor. The depositor will pay the expenses related to the issuance of the certificates from these proceeds. The underwriter will sell the offered certificates it purchases from time to time in negotiated transactions at varying prices determined at the time of sale.

The trust will make multiple REMIC elections for federal income tax purposes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the offered certificates or determined that this term sheet supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Delivery of the offered certificates, other than the Class AR Certificates, will be made in book-entry form through the facilities of The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System on the related closing date.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES WITH A FILE NUMBER OF 333-135481. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-221-1037.

Credit Suisse

Important Notice about information presented in this term sheet supplement and the accompanying term sheet

You should rely only on the information contained in this document. We have not authorized anyone to provide you with different information. You should not assume that the information in this term sheet supplement is accurate as of any date other than the date on the front of this document.

Credit Suisse First Boston Mortgage Securities Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-135481. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse First Boston Mortgage Securities Corp. has filed with the SEC for more complete information about Credit Suisse First Boston Mortgage Securities Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse First Boston Mortgage Securities Corp., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This term sheet supplement is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this term sheet supplement relates. This term sheet supplement is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this term sheet supplement is preliminary, and may be superseded by an additional term sheet supplement provided to you prior to the time you enter into a contract of sale. This preliminary term sheet supplement is being delivered to you solely to provide you with information about the offering of the Offered Certificates referred to in this preliminary term sheet supplement and to solicit an offer to purchase the Offered Certificates, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Offered Certificates until we have accepted your offer to purchase Offered Certificates. We will not accept any offer by you to purchase Offered Certificates, and you will not have any contractual commitment to purchase any of the Offered Certificates until after you have received the term sheet supplement provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Offered Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this term sheet supplement is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

We provide information to you about the Offered Certificates in the following documents that progressively provide more detail:

•  the prospectus filed with the registration statement and this term sheet supplement, each of which provides general information, some of which may not apply to this series of certificates; and

•  the accompanying term sheet, which describes the specific terms of this series of certificates.

This term sheet supplement, include cross-references to captions in these materials where you can find further related discussions. The following table of contents provides pages on which these captions are located.

This document constitutes a “free writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS	S-39
Factors Affecting Prepayments on the Mortgage Loans	S-39
Sequentially Paying Certificates	S-40
Lockout Certificates	S-40
LIBOR Certificates	S-40
Weighted Average Life	S-40
Additional Yield Considerations Applicable Solely to the Residual Certificates	S-40
FEDERAL INCOME TAX CONSEQUENCES	S-41
General	S-41
Tax Treatment of the Offered Certificates	S-41
Original Issue Discount	S-41
Taxation of the Offered Certificates	S-41
Status of the Offered Certificates	S-42
The Residual Certificates	S-43
LEGAL OPINIONS	S-43
LEGAL PROCEEDINGS	S-43
Legal Proceedings	S-43
RATINGS	S-43
LEGAL INVESTMENT	S-43
ERISA CONSIDERATIONS	S-44

ANNEX I - GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES	I-1

DESIGNATIONS

The following sets forth certain terms used throughout this term sheet supplement. It does not contain all of the information that you should consider in making your investment decision. To understand the terms of the offered certificates, read this entire term sheet supplement, the related term sheet, the prospectus supplement and the prospectus carefully.

Sponsor	Taylor, Bean & Whitaker Mortgage Corp., referred to in this term sheet supplement as TBW, TBW Mortgage Corp. or the servicer.

Depositor	Credit Suisse First Boston Mortgage Securities Corp.

Issuing Entity	A common law trust formed under the laws of the state of New York, referred to in this term sheet supplement as the trust.

Seller
DLJ Mortgage Capital, Inc., referred to in this term sheet supplement as DLJ Mortgage Capital, DLJMC or the seller. The seller will make the representations and warranties with respect to the mortgage loans to the trust.

Originator	TBW.

Servicer	TBW.

Master Servicer	Wells Fargo Bank, N.A. also referred to in this term sheet supplement as the master servicer. The master servicer will oversee and enforce the servicing of the mortgage loans by the servicer.

Trustee	U.S. Bank National Association, referred in this term sheet supplement as U.S. Bank.

Trust Administrator	Wells Fargo Bank, N.A.

Counterparty under the interest rate cap agreement	Credit Suisse International, referred to in this term sheet supplement as CSi or the cap counterparty.

Mortgage pool	Fixed rate mortgage loans secured by first liens on one- to four-family residential properties.

Cut-off date.	As identified in the related prospectus supplement.

Closing date.	As identified in the related prospectus supplement.

Distribution dates.	The 25th day of each month, or if the 25th day is not a business day, on the succeeding business day.

Form of offered certificates.
The offered certificates, other than the Class AR Certificates, will be book-entry certificates. The Class AR Certificates will be physical certificates. See “Description of the Certificates—Book-Entry Registration” in this term sheet supplement.

RISK FACTORS

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand the prepayment, credit, liquidity and market risks associated with that class.

The offered certificates are complex securities. You should possess, either alone or together with an investment advisor, the expertise necessary to evaluate the information contained in this term sheet supplement, the accompanying term sheet and the accompanying prospectus in the context of your financial situation and tolerance for risk.

You should carefully consider, among other things, the following factors in connection with the purchase of the offered certificates:

Risk of Loss

The return on your certificates may be affected by losses on the mortgage loans, which could occur for a variety of reasons.
Losses on the mortgage loans may occur due to a wide variety of causes, including a decline in real estate values, and adverse changes in the borrower’s financial condition. A decline in real estate values or economic conditions nationally or in the regions where the mortgaged properties are concentrated may increase the risk of losses on the mortgage loans.

Geographic concentration may affect risk of loss on the mortgage loans.
A portion of the mortgage loans may be secured by mortgaged properties located in California. Property in California may be more susceptible than homes located in other parts of the country to some types of uninsurable hazards, such as earthquakes, mudslides, hurricanes, floods, wildfires and eruptions, and civil disturbances such as riots.

Since 2001, California has experienced intermittent energy shortages that have resulted in unpredictable rolling blackouts and higher energy costs. In addition, recently the cost of crude oil reached record highs. These higher energy and fuel costs could reduce the amount of money that the affected obligors have available to make monthly payments. Higher energy costs and blackouts could also cause business disruptions, which could cause unemployment and an economic downturn. Such obligors could potentially become delinquent in making monthly payments or default if they were unable to make payments due to increased energy or fuel bills or unemployment. The issuing entity’s ability to make payments on the certificates could be adversely affected if the related obligors were unable to make timely payments. The depositor cannot predict whether, or to what extent or for how long, such events may occur.

See “Description of the Mortgage Pool—General” in this term sheet supplement and in the related prospectus supplement.

Limited Obligations

Payments on the mortgage loans and the credit enhancement are the only source of payments on the offered certificates.
The certificates represent interests only in the trust. The certificates do not represent any interest in or any obligation of the depositor, the servicer, the master servicer, the seller, the trustee, the trust administrator, the underwriter or any of their affiliates. If proceeds from the assets of the trust are not sufficient to make all payments provided for under the pooling and servicing agreement, investors will have no recourse to the depositor, the servicer, the master servicer, the seller, the trustee, the trust administrator, the underwriter or any other entity, and will incur losses if the credit enhancement for their class of offered certificates is exhausted.

Payments Due Under the Terms of an Interest Rate Cap Agreement May Be Delayed, Reduced or Eliminated if Credit Suisse International Becomes Insolvent
The trust may enter into an interest rate cap agreement with Credit Suisse International for the benefit of a Class of Certificates, referred to in this term sheet supplement as the IRC Certificates. Amounts received under the interest rate cap agreement will be available to pay basis risk shortfalls to the related Class of Certificates. In the event of the insolvency or bankruptcy of Credit Suisse International, payments due under the interest rate cap agreement may be delayed, reduced or eliminated.

Special Yield and Prepayment
Considerations

The yield to maturity on your certificates may be affected by application of the applicable net funds cap.
An investment in a certain Classes of Certificates involves the risk that the level of one-month LIBOR may change in a direction or at a rate that could cause one-month LIBOR plus the applicable margin to exceed the applicable rate cap. An investment in any other class of certificates involves the risk that the applicable fixed pass-through rate will exceed the applicable rate cap. This will have the effect of reducing the pass-through rates on those certificates, at least temporarily. The difference will be paid to you either on the current distribution date or on future distribution dates only if there is enough cashflow generated from available excess interest on the mortgage loans and, with respect to the IRC Certificates, the interest rate cap agreement.

The rate of prepayments on the mortgage loans will be affected by various factors.
Certain mortgage loans provide for payment by the mortgagor of a prepayment premium in connection with certain full or partial prepayments of principal. Generally, each such mortgage loan provides for payment of a prepayment premium in connection with certain voluntary, full or partial prepayments made within the period of time specified in the related mortgage note, generally ranging from 6 months to 5 years from the date of origination of such mortgage loan. The amount of the applicable prepayment premium, to the extent permitted under applicable law, is as provided in the related mortgage note; generally, such amount is equal to six months’ interest on any amounts prepaid during any 12-month period in excess of 20% of the original principal balance of the related mortgage loan or a specified percentage of the amounts prepaid. Such prepayment premiums may discourage mortgagors from prepaying their mortgage loans during the penalty period and, accordingly, affect the rate of prepayment of such mortgage loans even in a declining interest rate environment. All prepayment premiums collected will be paid to the holders of the Class P Certificates and will not be available for payment of the offered certificates

See “Servicing of the Mortgage Loans—Optional Purchase of Defaulted Loans; Specially Serviced Loans” in this term sheet supplement and “Risk Factors—The rate of prepayments on the mortgage loans will be affected by various factors” in the accompanying prospectus.

Interest only mortgage loans have a greater degree of risk of default.
Certain mortgage loans do not provide for any payments of principal for a period following the date of origination. These mortgage loans may involve a greater degree of risk because, if the related mortgagor defaults, the outstanding principal balance of that mortgage loan will be higher than for an amortizing mortgage loan. The mortgagor’s monthly payment will be recalculated after the interest only period to an amount sufficient to amortize the principal balance of the loan over its remaining term and to pay interest at the related mortgage interest rate. If the recalculated monthly payment is substantially higher than the mortgagor’s previous interest only monthly payment, that loan may be subject to an increased risk of delinquency and loss.

Additional risk is associated with the Mezzanine Certificates, as identified in the related term sheet.
Certain related Classes of Certificates generally receive payments of principal pro rata, based on respective class principal balances. In the event, however, that cumulative realized losses on the mortgage loans exceed the level set forth in the related prospectus supplement, the Mezzanine Certificates will receive payments of principal prior to the related Class of Super Senior Certificates, as identified in the related term sheet, until the class principal balance of such related class has been paid in full. As a result, the weighted average lives of these classes may be shorter or longer than if each of these classes had continued to receive principal distributions proportionately.

Simultaneous second lien risk.
Certain mortgage loans are subject to a second lien loan which is not included in the trust. With respect to those mortgage loans, foreclosure frequency may be increased relative to mortgage loans that were originated without a simultaneous second lien since borrowers have less equity in the mortgaged property. Investors should also note that any borrower may obtain secondary financing at any time subsequent to the date of origination of their mortgage loan from the related originator or from any other lender.

An optional termination or an auction sale of the trust may adversely affect the certificates.
If the purchase option is exercised or a successful auction occurs with respect to the remaining mortgage loans as described herein, such purchase of mortgage loans would cause an early retirement of the certificates. See“Pooling and Servicing Agreement—Optional Termination; Auction Sale” in this term sheet supplement. If this happens, the purchase price paid by the terminating entity or the auction purchaser will be passed through to the certificateholders. This would have the same effect as if all of such remaining mortgagors made prepayments in full. No assurance can be given that the purchase price will be sufficient to pay your certificate in full. Any class of certificates purchased at a premium could be adversely affected by an optional purchase or auction sale of the mortgage loans.

See “Maturity and Prepayment Considerations” in the prospectus.

Recent Events

Several hurricanes which have struck Louisiana, Alabama, Mississippi, Texas and Florida in 2005 may have adversely affected mortgaged properties located in those states. The seller will make a representation and warranty that no mortgaged property is subject to any material damage by waste, fire, earthquake, windstorm, flood or other casualty as of the closing date. In the event that a mortgaged property is damaged as of the closing date and that damage materially and adversely affects the value of the mortgaged property or of the interest of the certificateholders in the related mortgage loan, the seller will be required to repurchase the related mortgage loan from the trust. We do not know how many mortgaged properties have been or may be affected by the hurricanes. No assurance can be given as to the effect of this event on the rate of delinquencies and losses on the mortgage loans secured by mortgaged properties that were or may be affected by the hurricanes. Any adverse impact as a result of this event may be borne by the holders of the offered certificates, particularly if the seller fails to repurchase any mortgage loan that breaches this representation and warranty. Any such repurchases may shorten the weighted average lives of the related offered certificates.

The current situation in Iraq has caused significant uncertainty with respect to global markets. The short term and long term impact of these events is uncertain, but could have a material effect on general economic conditions, consumer confidence and market liquidity. No assurance can be given as to the effect of these events on the rate of delinquencies and losses on the mortgage loans and servicing decisions with respect thereto. Any adverse impact as a result of these events would be borne by the holders of the offered certificates.

The response of the United States to the events of September 11, 2001 and the current situation in Iraq involves military operations. The Servicemembers Civil Relief Act and comparable state and local laws, collectively referred to herein as the Relief Act, provide relief to borrowers who enter active military service and to borrowers in reserve status, including members of the National Guard, who are called to active duty after the origination of their mortgage loan. The Servicemembers Civil Relief Act provides generally that these borrowers may not be charged interest on a mortgage loan in excess of 6% per annum during the period of the borrower’s active duty. Shortfalls that occur due to the application of the Relief Act are not required to be paid by the borrower at any future time, will not be advanced by a servicer and will reduce accrued interest on each class of certificates on a pro rata basis. In addition, the act imposes limitations that would impair the ability of a servicer to foreclose on an affected loan during the borrower’s period of active duty status, and, under some circumstances during an additional period thereafter.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this term sheet supplement, the accompanying term sheet and the related prospectus supplement consist of forward-looking statements relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “estimates,” “assumed characteristics,” “structuring assumptions,” “prepayment assumption” or other comparable words. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, competition, changes in political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control. Because we cannot predict the future, what actually happens may be very different from what we predict in our forward-looking statements.

INTRODUCTION

The depositor will establish the TBW Mortgage-Backed Trust with respect to TBW Mortgage-Backed Pass-Through Certificates on the closing date, pursuant to a pooling and servicing agreement among the depositor, DLJ Mortgage Capital, as seller, Wells Fargo Bank, N.A., as master servicer and as trust administrator, TBW Mortgage Corp., as servicer, and U.S. Bank, as the trustee, dated as of the related cut-off date. On the closing date, the depositor will deposit into the trust the mortgage loans which will constitute the mortgage pool.

Some capitalized terms used in this term sheet supplement have the meanings given below under “Description of the Certificates—Glossary of Terms” or in the prospectus under “Glossary.”

DESCRIPTION OF THE MORTGAGE POOL

General

Information relating to the mortgage loans to be included in the mortgage pool will be presented in the related prospectus supplement.

The sponsor will select the mortgage loans for sale to the seller from among its portfolio of mortgage loans based on a variety of considerations, including type of mortgage loan, geographic concentration, range of mortgage interest rates, principal balance, credit scores and other characteristics. In making this selection, the seller will take into account investor preferences and the seller’s objective of obtaining the most favorable combination of ratings on the certificates.

The depositor will acquire the mortgage loans from DLJ Mortgage Capital, an affiliate of the depositor, pursuant to an assignment and assumption agreement. The mortgage loans to be acquired by the depositor from DLJ Mortgage Capital will have been previously purchased by DLJ Mortgage Capital directly from TBW Mortgage Corp.

Under the pooling and servicing agreement, the depositor will assign the mortgage loans to the trustee for the benefit of the holders of the certificates.

The mortgage loans will be secured by first liens on fee simple interests or leaseholds in one- to four-family residential real properties. The property securing a mortgage loan is referred to as the mortgaged property. The mortgage pool will consist of mortgage loans with varying terms to maturity.

Each mortgage loan will be a conventional fixed rate mortgage loan evidenced by a mortgage note. None of the mortgage loans will provides for deferred interest or negative amortization.

Substantially all of the mortgage loans will contain “due-on-sale” clauses. The enforcement of a due-on-sale clause will generally have the same effect as a prepayment on a mortgage loan. Some of the mortgage loans may be assumable by purchasers of the mortgaged property rather than prepaid by the related borrowers in connection with the sales of the those mortgaged properties. Any such assumption will reduce the rate of prepayments of the mortgage loans and extend the weighted average life of the related offered certificates. See “Maturity and Prepayment Considerations” in the prospectus.

A portion of the mortgage loans provide for the amortization of the amount financed over a series of substantially equal monthly payments. The remainder of the mortgage loans either do not provide for any payments of principal for a period ranging from [[five to ten]] years following the date of origination (the “Interest Only Mortgage Loans”) and or require a disproportionate principal payment at stated maturity (the “Balloon Loans”). The terms of the Interest Only Mortgage Loans require that their principal balances be fully amortized over the related remaining term of the mortgage loans. The majority of the mortgage loans provide for payments due on the first day of each month. Scheduled monthly payments made by the mortgagors on the mortgage loans either earlier or later than the scheduled due dates will not affect the amortization schedule or the relative application of those payments to principal and interest.

Some mortgage loans may be 30 days or more delinquent as of the cut-off date.

Some mortgage loans may be subject to a buydown agreement.

A portion of the mortgage loans provide for payment by the mortgagor of a prepayment premium in connection with certain full or partial prepayments of principal. Generally, each such mortgage loan provides for payment of a prepayment premium in connection with certain voluntary, full or partial prepayments made within the period of time specified in the related mortgage note, generally [[three years]] from the date of origination of such mortgage loan. The amount of the applicable prepayment premium, to the extent permitted under applicable law, is as provided in the related mortgage note; generally, such amount is equal to six months' interest on any amounts prepaid during any 12-month period in excess of 20% of the original principal balance of the related mortgage loan or a specified percentage of the amounts prepaid. Any such prepayment premiums will be retained by the related servicer and will not be available for payment to the offered certificates.

The loan-to-value (“LTV”) ratio of a mortgage loan at any given time is a fraction, expressed as a percentage, the numerator of which is the principal balance of the mortgage loan at the date of determination and the denominator of which is (a) in the case of a purchase, the lesser of the selling price of the related mortgaged property and its appraised value determined in an appraisal obtained by the originator at origination of the mortgage loan or (b) in the case of a refinance, the appraised value of the mortgaged property at the time of such refinance. No assurance can be given that the value of any mortgaged property has remained or will remain at the level that existed on the appraisal or sales date. If residential real estate values overall or in a particular geographic area decline, the LTV ratios might not be a reliable indicator of the rates of delinquencies, foreclosures and losses that could occur on those mortgage loans.

Most mortgage loans with an LTV ratio at origination greater than 80% will be covered by a primary mortgage guaranty insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac, or any nationally recognized statistical rating organization. The primary mortgage guaranty insurance policy referred to in the preceding sentence will not be required for any of those mortgage loans after the date on which the related LTV ratio is 80% or less or, based on a new appraisal, the principal balance of that mortgage loan represents 80% or less of the new appraised value or as otherwise provided by law.

A portion of the mortgage loans will be subject to a second lien loan which is not included in the trust.

THE SPONSOR

Taylor, Bean & Whitaker Mortgage Corp. (the “Company,” “Taylor, Bean & Whitaker” or “TBW”), a Florida corporation, is referred to in this term sheet supplement as the “sponsor,” “the “originator” and “the servicer.” Its executive offices are located at 101 NE 2nd Street, Ocala, Florida 34470. TBW has sponsored three mortgage securitizations since March 2006: TBW Mortgage-Backed Trust Series 2006-1, 2006-2 and 2006-3.

TBW’S UNDERWRITING GUIDELINES AND SERVICING OPERATIONS

General

TBW Mortgage Corp. will have originated or acquired all of the mortgage loans in the related series. No other originator will have originated or acquired more than 10% of the mortgage loans in any mortgage group.

Company Overview

TBW is a leading independent mortgage banking company that originates, purchases, sells and services residential mortgage loans. TBW is consistently ranked among the top 15 residential mortgage wholesalers based on volume in the United States by National Mortgage News. TBW has achieved this status by originating and purchasing loans through community bank and wholesale channels utilizing sophisticated technology and emphasizing a high level of customer service. The Company offers a range of residential mortgage products primarily designed to meet the needs of high credit-quality borrowers. To a lesser extent, TBW also offers selected loan products for less creditworthy borrowers. The Company’s current product line includes agency-eligible loans, FHA-insured and VA-guaranteed loans, jumbo loans, adjustable rate mortgages, “Alt-A” loans, subprime loans, home equity loans and second mortgage loans.

Taylor, Bean & Whitaker has identified and targeted the community bank market as one in which it can systematically build market share. Independent Community Banks of America reports there are over 39,000 community bank branches in the United States. Currently, TBW has relationships with over 1,400 community bank branches in 29 states. The community bank partners rely on TBW’s CommunityBanksOnlineTM system to enable them to underwrite, process, close and fund mortgage loans. The company’s wholesale channel originates loans through a network of approximately 5,500 brokers who rely on TBW’s account executives and centralized underwriting and processing teams to assist them with the mortgage loan process. TBW emphasizes the marketing of loan products to homebuyers rather than homeowners who are seeking refinancing simply for better rates or terms. For the seven month period ended November 30, 2005, Taylor, Bean & Whitaker originated $10.9 billion of loans. As of November 30, 2005, Taylor, Bean & Whitaker had a servicing portfolio of $20.5 billion.

The Company typically funds mortgage loans through a bank syndicated credit facility or through the use of gestation repurchase facilities. The Company generally sells conforming loans within 25-30 days of closing. Eligible loans are sold to Freddie Mac in exchange for Freddie Mac mortgage-backed securities. FHA and VA loans are pooled and securitized as Ginnie Mae securities. Freddie Mac and Ginnie Mae securities collateralized by the loans are sold to either Freddie Mac or approved broker-dealers. TBW either aggregates and sells loans that are not eligible as collateral for Freddie Mac or Ginnie Mae securities in bulk or sells these loans on an individual basis as they are originated. Buyers of non-Freddie Mac and non-Ginnie Mae eligible loans include large depository financial institutions, large mortgage banks, securities dealers, real estate investment trusts and other institutional loan buyers; these types of loan sales generally are consummated within 60 days of loan origination. The Company generally retains the servicing rights relating to loans that it originates and then sells them separately on a quarterly basis. Depending on market and other factors, however, TBW may sell loans together with their respective servicing rights.

Sale of Loans

Taylor, Bean & Whitaker customarily sells all agency-eligible mortgage loans the Company originates or purchases. The related mortgage servicing rights may be sold with the loan, retained, or sold separately. Under programs currently established with Freddie Mac, the Company aggregates conforming conventional loans into pools that are transferred to Freddie Mac in exchange for mortgage-backed securities or sells individual loans to Freddie Mac for cash. FHA mortgage loans and VA mortgage loans originated by the Company are generally pooled and sold either in the form of Ginnie Mae mortgage-backed securities issued by TBW or on an assignment-of-trade basis to other approved Ginnie Mae sellers. TBW pays certain fees to Freddie Mac or Ginnie Mae, as applicable, in connection with these programs. The Company then sells Freddie Mac and Ginnie Mae securities to approved securities dealers. Historically, a majority of the Company’s mortgage loans qualify under the various Fannie Mae, Freddie Mac and Ginnie Mae program guidelines, as applicable, which include specific property and credit standards, including a loan size limit. Subprime and non-conforming conventional residential mortgage loans are sold to private investors through whole loan sales for cash.

Until April 2002, the Sponsor was an Approved Seller with each of Freddie Mac, Ginnie Mae and Fannie Mae. In April 2002, Fannie Mae terminated the status of Taylor, Bean & Whitaker Mortgage Corp. as an Approved Seller. The termination occurred after Fannie Mae expressed to the Company its concerns regarding the its growth rate and operational problems that adversely affected the accuracy of data regarding mortgage loans provided by the Company and the conformity of mortgage loans originated by the Company with Fannie Mae’s Guidelines. In connection with the termination of its Approved Seller status, Fannie Mae also required the Company to sell its portfolio of servicing rights for mortgage loans owned by Fannie Mae.

Taylor, Bean & Whitaker has been engaged in the business of servicing residential mortgage loans since 1997. The Company became an Approved Servicer in June of 1998 and September of 1999 with Freddie Mac and Ginnie Mae respectively, and is currently approved by each such Agency. There have been no material changes to TBW’s servicing policies and procedures during the past three years. The Company has applied for and been granted Approved Seller status by Freddie Mac and may, but is not obligated to, apply for Approved Seller status with Ginnie Mae in the future.

TBW loan sales are governed by agreements that do not generally have a limitation as to the maximum or minimum value of loans sold and establish an ongoing sale program under which these institutions stand ready to buy, as long as the loans offered for sale meet their underwriting standards. In the case of conventional loans, subject to the obligations of any primary mortgage insurer, the Company is generally at risk for any mortgage loan default until the loan is sold, which typically occurs within 25-30 days. Once the loan is sold, the risk of loss from mortgage loan default and foreclosure generally passes to the purchaser or insurer of the loan. In the case of FHA and VA loans, generally within 60 days of loan closing the Company must request insurance or a guarantee certificate and the loan must be current at the time of the request. Once the insurance or the guarantee certificate is issued, generally the insurance or guarantee will be available for foreclosure and related losses as a result of a borrower default. Certain losses related to foreclosures and similar procedures in connection with FHA mortgage loans are not covered by FHA insurance, nor are losses that exceed the VA’s guarantee limitations. Additionally, FHA can seek indemnification from the Company for failure to comply with applicable guidelines in the origination or servicing of loans, and can curtail insurance claim payments based on failures to comply with FHA’s claims guidelines. The VA can reduce guarantee payments based on failures to comply with VA requirements, and in certain cases the VA can deny any liability under a guaranty. In connection with TBW loan exchanges and sales, the Company makes representations and warranties customary in the industry relating to, among other things, compliance with laws, regulations and program standards and as to accuracy of information. In the event of a breach of these representations and warranties, TBW may become liable for certain damages or may be required to repurchase such loans and bear any potential related loss on the disposition of those loans. Typically, with respect to loans that the Company repurchases, TBW corrects the flaws that had resulted in the repurchase, and the loans are resold in the market or are repurchased by the original correspondent pursuant to prior agreement.

The sale of mortgage loans may generate a gain or loss to the Company. Gains or losses result primarily from two factors. First, TBW may originate or purchase a loan at a price (i.e., interest rate and discount) that may be higher or lower than what the Company would receive if it were to immediately sell the loan in the secondary market. These pricing differences occur principally as a result of competitive pricing conditions in the primary loan origination market. Second, gains or losses upon the sale of loans may result from changes in interest rates, which cause changes in the market value of the loans, or commitments to originate or purchase loans, from the time the price commitment is given to the customer until the time that the loan is sold by the Company to the investor. To reduce the effect of interest-rate changes on the gain and loss on loan sales, TBW generally commits to sell all agency-eligible warehouse loans and a portion of the pipeline loans to investors for delivery at a future time for a stated price.

The Company uses hedging techniques to reduce exposure to interest rate risk in connection with loans not yet sold or securitized. The Company projects the portion of the pipeline loans that is anticipated to close. The Company assesses the interest-rate risk associated with the commitments that have been extended to originate or purchase loans and evaluates the interest-rate risk of these commitments based upon a number of factors, including the remaining term of the commitment, the interest rate at which the commitment was provided, current interest rates and interest-rate volatility. The Company monitors these factors and adjusts the hedging when appropriate throughout each business day. The hedging currently consists of utilizing mandatory forward sales commitments on mortgage-backed securities and mortgage loans.

In connection with the Company agency-eligible loan sale program, which involves the sale of mortgage loans and mortgage-backed securities on a forward or other deferred delivery and payment basis, the Company has credit risk exposure to the extent purchasers are unable to meet the terms of their forward purchase contracts. As is customary in the marketplace, none of the forward payment obligations of any of the Company’s counterparties are secured or subject to margin requirements. However, the Company attempts to limit credit exposure on forward sales arrangements by entering into forward sales contracts solely with institutions that are sound credit risks, and by limiting exposure to any single counterparty by selling to a number of investors. All counterparties are obligated to settle such sales in accordance with the terms of the related forward sale agreement.

The Originator’s Underwriting Guidelines

The Company’s products currently consist of conventional loans (both Conforming Loans and Non-Conforming Loans), government insured FHA loans and government guaranteed VA loans. Conforming conventional loans may be originated by the Company and are eligible for purchase by the Company when underwritten in accordance with the guidelines of the Agencies. Additionally, the Company has made some exceptions to the guidelines as contractually permitted by the Agencies. Loans insured by FHA that conform to all applicable FHA one-four family housing requirements may be originated by the Company and are eligible for purchase by the Company. Loans guaranteed by VA that conform to all applicable VA one-four family housing requirements may be originated by the Company and are eligible for purchase by the Company. Non-Conforming loans may be originated by the Company and are eligible for purchase when underwritten to acceptable guidelines approved by the Company.

The Company’s underwriting standards with respect to the Mortgage Loans generally will conform to those published in the Company’s underwriting guidelines. The underwriting standards as set forth in the Company’s underwriting guidelines are continually revised based on prevailing conditions in the residential mortgage market and the market for mortgage securities.

The underwriting standards set forth in the Company’s underwriting guidelines with respect to Non-Conforming Loans originated or acquired under the Company’s 15 and 30 Year Non-Conforming Loan Programs and Conforming Loans originated or acquired under the Company’s 15 and 30 Year Conforming Loan Programs provide for varying levels of documentation. The level of documentation required with respect to Conforming Loans may also vary based on the requirements of Fannie Mae’s Desktop Underwriter program or Freddie Mac’s Loan Prospector program, each as described below in further detail. For the “Standard” documentation loan program, a prospective borrower is required to complete a detailed application providing pertinent credit information. The application contains a description of a borrower’s assets and liabilities and a statement of income and expenses, as well as an authorization to apply for a credit report which summarizes the borrower’s credit history with merchants and lenders and any record of bankruptcy. In addition, employment verification is obtained which reports the borrower’s current salary and may contain the length of employment and an indication as to whether it is expected that the borrower will continue such employment in the future. If a prospective borrower is self-employed or if income is received from dividends and interest, rental properties or other income which can be verified from tax returns, the borrower may also be required to submit copies of signed tax returns. In addition, the borrower may be required to authorize verification of deposits at financial institutions where the borrower has accounts.

Both mortgage loans purchased by the Company and mortgage loans originated by the Company may use Fannie Mae’s Desktop Underwriter program (“DU”) or Freddie Mac’s Loan Prospector program (“LP”). These automated underwriting systems were developed by Fannie Mae and Freddie Mac and are used to underwrite conventional and governmentally-insured loans based on established Agency guidelines. Loans that receive an “Approve/Eligible” in connection with DU or “Accept Plus” or “Accept” in connection with LP are considered loans eligible for origination or purchase by the Company. If any other Agency establishes a similar automated underwriting system and/or Fannie Mae or Freddie Mac replace its existing system with a new automated underwriting system, the Company may permit the documentation levels required under its underwriting programs to vary accordingly.

In determining the adequacy of the mortgaged property as collateral, an appraisal may be required of each property considered for financing. Such appraisals are performed by appraisers independent from the Company or its affiliates. Such appraisals, however, will not establish that the mortgaged properties provide assurance of repayment of the mortgage loans. The appraiser is required to verify that the property is in good condition and that construction, if new, has been completed. The appraisal is based on various factors, including the market value of comparable homes and the cost of replacing the improvements. For existing properties, if the appraisal is more than 120 days old but less than 180 days old, the original appraiser must certify that the value has not declined. If the appraisal is more than 180 days old, a new appraisal is required. For new construction or construction-to-term loans, if the appraisal is more than 180 days old but less than 360 days old, the original appraiser must certify that the value has not declined. The re-certification must be dated within 180 days of the settlement or closing. If the appraisal is more than 360 days old, a new appraisal is required. To the extent that the appraised value of a mortgaged property declines over time, the actual loan-to-value ratio with respect to such mortgage loan will be higher than the loan-to-value ratio derived at the time of origination of such mortgage loan.

Once all applicable employment, credit and property information is received, a determination is made as to whether the prospective borrower has sufficient monthly income available to meet the borrower’s monthly obligations on the proposed mortgage loan and other expenses related to the home (such as property taxes and hazard insurance) and other financial obligations and monthly living expenses.

Non-Conforming Loans may also be originated under the Company’s “Stated Income” policy, which allows self-employed borrowers to state his or her income, therefore not requiring the borrower to verify income. For these loans, a credit check, an appraisal, and verification of sufficient assets is required. These loans generally will not exceed a 75% loan-to-value ratio on primary residences and a 70% loan-to-value ratio on second homes.

The underwriting standards set forth in the Company’s underwriting guidelines may be varied for certain refinance transactions, including “limited documentation” or “reduced documentation” mortgage loan refinances. Limited or reduced documentation refinances, including the “Streamline” program for both Conforming and Non-Conforming Loans and “Non-Conforming Express” program for Non-Conforming Loans, generally permit fewer supporting documents to be obtained or waive income, appraisal, asset, credit score and employment documentation requirements. Limited or reduced documentation refinances generally compensate for increased credit risk by placing greater emphasis on the borrower’s payment history. Generally, in order to be eligible for a limited or reduced documentation refinance, the borrower: (i) with respect to Non-Conforming Loans, must be an existing customer of the Company, have a good credit history and an excellent mortgage payment history, and the borrower or the mortgage loan must demonstrate other compensating factors, such as a relatively low loan-to-value ratio, stable employment or other favorable underwriting factors, and (ii) with respect to Conforming Loans, must be an existing customer of the Company and have a good credit history and an excellent mortgage payment history.

The underwriting standards set forth in the Company’s underwriting guidelines with respect to mortgage loans originated under the Company’s Mortgage 15 and 30 Year Non-Conforming Loan Programs and its 15 and 30 Year Conforming Loan Programs may be varied in appropriate cases. There can be no assurance that every Mortgage Loan was or will be originated in conformity with the applicable underwriting standards in all material respects, or that the quality or performance of the Mortgage Loans will be equivalent under all circumstances.

The Company’s underwriting standards include a set of specific criteria pursuant to which the underwriting evaluation is made. However, the application of the Company’s underwriting standards does not imply that each specific criterion was satisfied individually. Rather, a mortgage loan will be considered to be originated in accordance with a given set of underwriting standards if, based on an overall qualitative evaluation, the loan is in substantial compliance with those underwriting standards. For example, a mortgage loan may be considered to comply with a set of underwriting standards, even if one or more specific criteria included in those underwriting standards were not satisfied, if other factors compensated for the criteria that were not satisfied or if the mortgage loan is considered to be in substantial compliance with the underwriting standards.

The Servicer’s Servicing Historical Data

Servicing activity covers: (i) the collection of due interest and principal payments. (ii) the management of foreclosures, (iii) investor accounting, (iv) escrow management and (v) certain other services.

All of the Company’s servicing portfolio is non-recourse and TBW primarily services agency-eligible mortgages.

STATIC POOL INFORMATION

The depositor will make available any of the sponsor’s material static pool information as required under the SEC’s rules and regulations on a website on the world wide web. The static pool information material to this offering of certificates is located in the applicable hyperlinks labeled the name of the respective issuing entity Original Portfolio Summary Characteristics and Performance data at http://www.credit-suisse.csmc.static-pool.com. Access to this web address is unrestricted and free of charge. The static pool information will include (i) information about the original characteristics of each prior securitized pool as of the cut-off date for that pool and (ii) delinquency, loss and prepayment information about each prior securitized pool.

The static pool information is not deemed to be a part of this term sheet supplement, the related base prospectus or the registration statement is a part to the extent that the static pool information relates to (a) any trust fund that was established before January 1, 2006 and (b) information relating to assets of any trust fund established on or after January 1, 2006, which information relates to periods prior to January 1, 2006.

There can be no assurances that the rates of delinquencies, losses and prepayments experienced by the prior securitized pools will be comparable to delinquencies, losses and prepayments expected to be experienced by the mortgage loans owned by the applicable issuing entity.

AFFILIATES AND RELATED TRANSACTIONS

The sponsor, the depositor and the underwriter are affiliated entities and wholly owned subsidiaries of Credit Suisse Holdings (USA), Inc. CSi’s ordinary voting shares are owned, as to 56%, by Credit Suisse, as to 24%, by Credit Suisse (International) Holding AG and, as to 20%, by Credit Suisse Group. There is not currently and there was not during the past two years any material business relationship, arrangement or other understanding between any of the sponsor, the depositor, the underwriter or the cap counterparty that was entered into outside the ordinary course of business of each such party or on terms other than would be obtained in an arm’s length transaction with unaffiliated entities.

THE SELLER

DLJ Mortgage Capital, Inc., a Delaware corporation (“DLJMC”), is referred to in this term sheet supplement as the “seller.” Its executive offices are located at 11 Madison Avenue, New York, NY 10010. The seller is an affiliate of both the depositor and the underwriter.

The seller will make certain representations and warranties to the depositor and the trustee regarding the mortgage loans and if such representations and warranties are breached, the seller may have an obligation to repurchase or substitute such mortgage loans from the depositor (or directly from the trustee). To mitigate this risk, however, the seller will have obtained appropriate representations and warranties from TBW Mortgage Corp. as described under “Pooling and Servicing Agreement—Representations and Warranties Regarding the Mortgage Loans” in this term sheet supplement.

Credit Suisse Financial Corporation (“CSFC”), an affiliate of the sponsor and an originator, is a Delaware corporation. CSFC conducts lending through wholesale loan production offices. CSFC operates more than 2 wholesale loan production offices located in 3 states and makes loans throughout all 50 states and the District of Columbia. CSFC has been originating mortgage loans since 2003.

The principal executive offices of CSFC are located at 302 Carnegie Center, 2nd Floor, Princeton, New Jersey 08540.

THE DEPOSITOR

Credit Suisse First Boston Mortgage Securities Corp., the depositor, was incorporated in the State of Delaware on December 31, 1985, as a wholly-owned subsidiary of First Boston Securities Corporation, the name of which was subsequently changed to Credit Suisse First Boston Securities Corporation, or CSFBSC. CSFBSC, the name of which was subsequently changed to Credit Suisse First Boston Management LLC and more recently to Credit Suisse Management LLC, is an indirect wholly-owned subsidiary of Credit Suisse Holdings (USA), Inc. The principal executive offices of the depositor are located at 11 Madison Avenue, New York, N.Y. 10010. Its telephone number is (212) 325-2000.

The depositor was organized, among other things, for the purposes of establishing trusts, selling beneficial interests in those trusts and acquiring and selling mortgage assets to those trusts. Neither the depositor, its parent nor any of the depositor’s affiliates will ensure or guarantee distributions on the certificates. The mortgage loans will be acquired by the depositor directly or through one or more affiliates.

After issuance of the certificate, the depositor will have no material obligations with respect to the certificates and mortgage loans, other than the (i) the right to appoint a successor trustee or trust administrator upon the resignation or removal of the trustee or trust administrator, as applicable, and (ii) the obligation to indemnify the underwriter against certain liabilities under the Securities Act of 1933, as amended.

THE COUNTERPARTY UNDER THE INTEREST RATE CAP AGREEMENT

Credit Suisse International (“CSi”) was incorporated in England and Wales under the Companies Act 1985 on May 9, 1990 with registered no. 2500199 and was re-registered as unlimited under the name “Credit Suisse Financial Products” on July 6, 1990. Its registered office and principal place of business is at One Cabot Square, London E14 4QJ. CSi is an English bank and is regulated as a European Union credit institution by The Financial Services Authority (“FSA”) under the Financial Services and Markets Act 2000. The FSA has issued a scope of permission notice authorizing CSi to carry out specified regulated investment activities. Effective as of March 27, 2000, Credit Suisse Financial Products was renamed “Credit Suisse First Boston International.” Effective as of January 16, 2006, Credit Suisse First Boston International was renamed “Credit Suisse International.” These changes were renamings only.

CSi is an unlimited liability company and, as such, its shareholders have a joint, several and unlimited obligation to meet any insufficiency in the assets of CSi in the event of its liquidation. CSi’s ordinary voting shares are owned, as to 56%, by Credit Suisse, as to 24%, by Credit Suisse (International) Holding AG and, as to 20%, by Credit Suisse Group. CSi commenced business on July 16, 1990. Its principal business is banking, including the trading of derivative products linked to interest rates, equities, foreign exchange, commodities and credit.

CSi has been assigned a senior unsecured debt rating by Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., a senior debt rating by Moody’s Investors Service, Inc. and a long-term rating by Fitch Ratings.

CSi is an affiliate of the depositor, the seller and the underwriter.

SERVICING OF THE MORTGAGE LOANS

General

Wells Fargo Bank will act as master servicer of all of the mortgage loans. For each series, the mortgage loans will initially be serviced by TBW Mortgage Corp.

The master servicer will oversee and enforce the servicing by TBW Mortgage Corp. of the mortgage loans in accordance with the servicing provisions of the pooling and servicing agreement. The pooling and servicing agreement will provide that the master servicer will oversee and enforce the servicing by the servicer in accordance with the servicing provisions of the applicable servicing agreement among TBW Mortgage Corp., DLJ Mortgage Capital, Wells Fargo Bank and the trustee (the “Servicing Agreement”). The servicing provisions of the Servicing Agreement will not materially differ from the servicing provisions of the pooling and servicing agreement. Pursuant to the pooling and servicing agreement, the master servicer will be required to make advances and compensating interest payments to the extent that the servicer is required to do so under the Servicing Agreement, but fails to do so. See “Fees and Expenses of the Issuing Entity—Adjustment to Servicing Fee in Connection with Prepaid Mortgage Loans” and “Servicing of the Mortgage Loans—Advances from the Servicer, the Master Servicer and the Trust Administrator” in this term sheet supplement. If the servicer fails to perform in accordance with the terms of the Servicing Agreement, the master servicer will be required to terminate the servicer and either find a successor servicer or service the related mortgage loans itself. In either case, the successor servicer will be required to service the related mortgage loans according to the servicing provisions of the pooling and servicing agreement.

TBW Mortgage Corp. will be directly responsible for servicing the mortgage loans under the terms of the Servicing Agreement. Under the Servicing Agreement, the servicer may contract with subservicers to perform some or all of its servicing duties. Regardless of the servicing arrangement, the servicer will remain liable for its servicing duties and obligations under the Servicing Agreement as if the servicer alone were servicing the mortgage loans.

The servicer will make reasonable efforts to collect or cause to be collected all payments called for under the terms and provisions of the mortgage loans serviced by it and, to the extent those procedures are consistent with the Servicing Agreement, will follow collection procedures as are followed for mortgage loans comparable to the mortgage loans in the trust in the local areas where each mortgaged property is located. Under the Servicing Agreement, the servicer will establish and maintain, or cause to be established and maintained, one or more collection accounts into which deposits will be made on a daily basis, within two business days of receipt, of payments and collections on the mortgage loans serviced by it net of the servicing compensation. Funds credited to a collection account may be invested for the benefit and at the risk of the servicer in permitted investments, as described in the Servicing Agreement that are scheduled to mature on or prior to the servicer remittance date in accordance with the provisions of the Servicing Agreement. If permitted by the Servicing Agreement, a collection account may be a commingled account with other similar accounts maintained by the servicer.

Under the pooling and servicing agreement, the trust administrator will establish and maintain a certificate account. Each month, on a date specified in the Servicing Agreement, the servicer will withdraw from its collection account all amounts representing collections on the mortgage loans that are required to be distributed to certificateholders on the distribution date in that month and remit such amounts to the trust administrator. Funds credited to the certificate account may be invested for the benefit and at the risk of the trust administrator in permitted investments, as described in the pooling and servicing agreement, that are scheduled to mature on or prior to the day immediately preceding the related distribution date in accordance with the provisions of the pooling and servicing agreement. See “-Flow of Funds” herein.

The pooling and servicing agreement will prohibit the resignation of the master servicer and the Servicing Agreement will prohibit the resignation of the Servicer except upon (a) appointment of a successor master servicer or servicer (which may be with respect to all or a portion of the mortgage loans master serviced by the master servicer or serviced by the servicer, respectively), as applicable, and, in the case of the Master Servicer, receipt by the trustee and the trust administrator of a letter from each rating agency that the resignation and appointment will not result in a downgrading of the rating of any of the certificates or (b) a determination that the master servicer’s, or the servicer’s duties thereunder are no longer permitted under applicable law. In addition, the entity specified in the pooling and servicing agreement and its assigns or its transferee may request that the master servicer, subject to certain conditions specified in the pooling and servicing agreement, resign and appoint a successor servicer or master servicer, as applicable, provided such entity delivers to the trustee and trust administrator the letter from each rating agency described in the previous sentence. No resignation of the master servicer will be effective until a successor master servicer has assumed such master servicing obligations in the manner provided in the pooling and servicing agreement. No resignation of TBW Mortgage Corp. will be effective until the master servicer or a successor servicer has assumed such servicing obligations in the manner provided in the pooling and servicing agreement and the Servicing Agreement. If the master servicer acts as successor servicer with respect to any mortgage loans, there will be a period of transition, not to exceed 90 days, before servicing functions can be fully transferred to the master servicer as successor servicer; provided, however, that during such period, the master servicer will continue to be responsible to make advances and compensating interest payments with respect to such mortgage loans. In connection with the appointment of a successor servicer to TBW Mortgage Corp. or the master servicer, the servicing provisions of the Servicing Agreement and the pooling and servicing agreement may be amended without the consent of the certificateholders, provided that the rating agencies confirm the rating of the certificates giving effect to the amendment.

Flow of Funds

On the applicable Cash Remittance Date (see table immediately below) the servicer will remit all amounts on deposit in the collection account to the certificate account. On each distribution date, to the extent of the Available Distribution Amount on deposit in the certificate account, the trust administrator, on behalf of the trustee, will make distributions to the related certificateholders. The following table sets forth the flow of funds from collections of payments on the mortgage loans, the deposit of such funds into the accounts and the payments of such funds to the certificateholders.

Period/Event	Dates	Flow of Funds
Due Period	The period beginning on the second day of a calendar month and ending on the first day of the succeeding calendar month.
The servicer shall hold in the collection account all scheduled installments of interest (net of the servicing fees) and principal collected on the related mortgage loans, together with any monthly advances in respect thereof.

Prepayment Period	For any full or partial prepayments, the calendar month immediately preceding the distribution date.
The servicer shall hold in the collection account all partial or full prepayments of principal and certain other unscheduled payments of principal, together with any accrued interest thereon, on the related mortgage loans during such period plus any amounts required to be paid by that servicer in respect of Prepayment Interest Shortfalls on such mortgage loans.

Cash Remittance Date	The 18th day of each calendar month (or, if the 18th is not a business day, the immediately preceding business day).
On the cash remittance date, the servicer will remit to the certificate account, scheduled payments received on the mortgage loans serviced by it due during the related due period and any monthly advances in respect thereof, prepayments received on the mortgage loans serviced by it during the related Prepayment Period and certain other unscheduled amounts required to be remitted by the servicer in accordance with the Servicing Agreement.

Distribution Date	The 25th day of each month, or if such day is not a business day, on the first business day thereafter.	On each distribution date, the trust administrator will remit amounts on deposit in the certificate account to certificateholders in accordance with the priority of distributions set forth herein.

Advances from the Servicer, the Master Servicer and the Trust Administrator

Subject to the limitations described below, the servicer will be required to advance, prior to each distribution date, from its own funds or amounts received for the mortgage loans that are not required to be distributed on that distribution date, an amount equal to the aggregate of payments of principal of and interest on the mortgage loans, net of the servicing fees, that were due on the previous due date and which were delinquent on the determination date for that distribution date.

In the event that a Balloon Loan is not paid in full on its maturity date, the servicer will also be obligated to make advances with respect to the assumed monthly payments that would have been due on such Balloon Loan based upon the original amortization schedule for the loan, unless the servicer determines that the advance would not be recoverable. In no event will the servicer be obligated to advance the balloon payment due on any Balloon Loan.

If the amount of advances received from the servicer is less than the amount required to be advanced by the servicer under the Servicing Agreement, the master servicer will be required to make such advance, prior to each distribution date, subject to the master servicer’s reasonable determination as to recoverability.

Advances are intended to maintain a regular flow of scheduled interest and principal payments on the certificates rather than to guarantee or insure against losses. The servicer or the master servicer, as applicable, is obligated to make advances for delinquent payments of principal of or interest on each mortgage loan to the extent that those advances are, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related mortgage loan. Subject to the foregoing, advances will be made through the liquidation of the related mortgaged property. If the servicer determines on any determination date to make an advance, that advance will be included with the distribution to certificateholders on the related distribution date. Any failure by the master servicer to make an advance as required under the pooling and servicing agreement will constitute an event of default under the pooling and servicing agreement subject to a specified grace period. If the master servicer is terminated as a result of the occurrence of an event of default, the trustee will be obligated to make that advance, in accordance with the terms of the pooling and servicing agreement. For a discussion of other events of default under the pooling and servicing agreement and the rights of the trustee and trust administrator in the case of any event of default, see “Description of the Certificates—Events of Default” and”—Rights Upon Event of Default” in the prospectus.

Neither the master servicer nor the servicer will be required to advance shortfalls in interest payments on the mortgage loans resulting from the application of the Relief Act.

THE MASTER SERVICER AND TRUST ADMINISTRATOR

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as master servicer and trust administrator under the pooling and servicing agreement. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company with approximately $482 billion in assets, 23 million customers and 153,000 employees as of December 31, 2005, Wells Fargo & Company is a U.S. bank holding company providing banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the seller and the servicer may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for purposes of presentment of certificates for registration of transfer, exchange or final payment, is Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: TBW.

Wells Fargo serves or may have served within the past two years as loan file custodian for various mortgage loans owned by DLJMC or an affiliate of DLJMC and anticipates that one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

Wells Fargo Bank will act as master servicer under the pooling and servicing agreement. The master servicer is responsible for the aggregation of monthly servicer reports and remittances and for the oversight of the performance of the servicer under the pooling and servicing agreement. In particular, the master servicer independently calculates monthly loan balances based on servicer data, compares its results to servicer loan-level reports and reconciles any discrepancies with the servicer. The master servicer also reviews the servicing of defaulted loans for compliance with the terms of the pooling and servicing agreement. In addition, upon the occurrence of certain servicer events of default under the terms of the pooling and servicing agreement, the master servicer may be required to enforce certain remedies on behalf of the trust against such defaulting servicer. Wells Fargo has been engaged in the business of master servicing since June 30, 1995. As of March 31, 2006, Wells Fargo Bank was acting as master servicer for approximately 1,155 series of residential mortgage-backed securities with an aggregate outstanding principal balance of approximately $593,256,087,420.

Under the terms of the pooling and servicing agreement, Wells Fargo Bank also is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As trust administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust and the preparation of monthly reports on Form 10-D, periodic reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing trust. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995. As of March 31, 2006, Wells Fargo Bank was acting as securities administrator with respect to more than $829,726,924,092 of outstanding residential mortgage-backed securities.

FEES AND EXPENSES OF THE ISSUING ENTITY

The expense fees for the mortgage loans are payable out of the interest payments on each mortgage loan. The expense fees consist of the servicing fee and any lender paid mortgage guaranty insurance premiums, if applicable. The expense fees will vary from mortgage loan to mortgage loan. The net mortgage rate of a mortgage loan is equal to its mortgage rate less the rate at which the expense fees accrue on that mortgage loan.

The servicer or the master servicer is obligated to pay some ongoing expenses associated with the mortgage loans serviced or master serviced, respectively, by it and incurred by the servicer or master servicer, as applicable, in connection with its responsibilities under the pooling and servicing agreement and the Servicing Agreement, as applicable, and those amounts will be paid by the servicer or master servicer, as applicable, out of its servicing fee or master servicing fee, as applicable. The amount of the servicing fee for the servicer is subject to adjustment for prepaid mortgage loans, as described in this term sheet supplement under “—Adjustment to Servicing Fee in Connection with Prepaid Mortgage Loans.” The servicer will also be entitled to receive all late payment fees, prepayment premiums, assumption fees and other similar charges, and will be entitled to receive all reinvestment income earned on amounts on deposit in its collection account for the mortgage loans.

The following table sets forth certain information with respect to the fees payable to the servicer, the master servicer, the trust administrator and the trustee.

Party	Fee Payable	Amount/ Description of Fee	Priority/ Source of Payment
Servicer	Monthly
With respect to the servicer and each mortgage loan, an amount equal to 1/12 of the product of (1) the principal balance of such mortgage loan as of the first day of the calendar month and (2) the servicing fee rate with respect to such mortgage loan. The servicing fee rate for a mortgage loan is equal to the expense fee rate less the portion of the rate, if any, allocable to lender paid mortgage insurance premiums.

The servicer will withdraw or withhold from the collection account its aggregate servicing fee from interest actually collected on each mortgage loan, prior to such amounts being available to make payments on the certificates.

Trust Administrator	Monthly	The trust administrator will receive as its fee net investment earnings on amounts on deposit in the certificate account.	On each distribution date, the trust administrator will withdraw the net investment earnings on amounts on deposit in the certificate account prior to distributions to certificateholders.

Master Servicer	As determined by the master servicer and trust administrator.	The fees of the master servicer will be determined by agreement between the master servicer and the trust administrator.	The fees of the master servicer will be paid by the trust administrator from the trust administrator’s fee.

Trustee	As determined by the trust administrator and the trustee.	The fees of the trustee will be determined by agreement between the trust administrator and the trustee.	The fees of the trustee will be paid by the trust administrator from the trust administrator fee.

Adjustment to Servicing Fee in Connection with Prepaid Mortgage Loans

When a principal prepayment in full is made on a mortgage loan, the mortgagor is charged interest only for the period from the due date of the immediately preceding monthly payment up to the date of that prepayment, instead of for a full month. In most cases, partial principal prepayments are applied as of the due date occurring in the month in which such partial principal prepayment was made, with a resulting reduction in interest payable for such month.

Compensating Interest Payments by the Servicer. The servicer (or the master servicer, if the servicer fails to do so), is obligated to remit to the trust administrator prior to each distribution date, with respect to each mortgage loan, an amount generally equal to the lesser of:

•
any shortfall for the previous month in interest collections resulting from the timing of principal prepayments in full on the mortgage loans directly serviced by the servicer made during the calendar month preceding such distribution date, and

•	the servicing fee that the servicer is entitled to receive from the trust on the related distribution date, equal to 0.25% per annum of the aggregate Stated Principal Balance of the mortgage loans.

DESCRIPTION OF THE CERTIFICATES

General

The certificates will be issued under a pooling and servicing agreement. Described below in this section are summaries of the specific terms and provisions under which the certificates will be issued. The following summaries do not purport to be complete and additional information is provided in the provisions of the pooling and servicing agreement.

The certificates will consist of certain publicly offered classes of certificates, which are referred to collectively as the offered certificates, and one or more classes of certificates that are not publicly offered. The various classes of Class A Certificates are referred to collectively as the Class A Certificates. The Class AR Certificates are referred to as the Residual Certificates. The various classes of Class A Certificates and the Residual Certificates are referred to collectively as the Senior Certificates. In addition to the Senior Certificates, each series of certificates will include Class P Certificates and various classes of subordinate certificates referred to as the Class M Certificates. The Class M Certificates are referred to as the Subordinate Certificates. Various classes of Class A and Class M Certificates may also be referred to collectively as the LIBOR Certificates.

Assets of the Trust

The certificates will evidence the entire beneficial ownership interest in the trust. The trust will consist of:

•	the mortgage loans, together with their mortgage files, and together with all collections on them and their proceeds;

•	any property acquired by foreclosure of the mortgage loans or by deed in lieu of foreclosure;

•	the trustee’s rights with respect to the mortgage loans under all insurance policies required to be maintained pursuant to a pooling and servicing agreement and their proceeds;

•	the collection account, the certificate account and the assets that are deposited in each of them from time to time;

•	the Interest Rate Cap Agreement, if any, and the Interest Rate Cap Account, if any; and

•	all proceeds of any of the foregoing.

Notwithstanding the foregoing, however, the trust specifically excludes all payments and other collections of principal and interest due on the mortgage loans on or before the cut-off date.

Book-Entry Registration

The offered certificates, other than the Class AR Certificates, will be book-entry certificates. The book-entry certificates will be issued in one or more certificates which equal the aggregate initial certificate principal balance or notional amount of each of those classes of certificates and which will be held by a nominee of DTC, and are collectively referred to as the DTC registered certificates. Beneficial interests in the DTC registered certificates will be held indirectly by investors through the book-entry facilities of DTC in the United States, or Clearstream, Luxembourg or the Euroclear System, referred to as Euroclear, in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Clearstream, Luxembourg and Euroclear will hold omnibus positions on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A., referred to as Citibank, will act as depositary for Clearstream, Luxembourg and JPMorgan Chase, National Association will act as depositary for Euroclear. Collectively these entities are referred to as the European depositaries.

The depositor has been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the holder of record of the DTC registered certificates. No person acquiring a DTC registered certificate will be entitled to receive a physical certificate representing that certificate, a definitive certificate, except as described under “—Definitive Certificates” below.

Unless and until definitive certificates are issued, it is anticipated that the only “certificateholder” of the DTC registered certificates will be Cede & Co., as nominee of DTC. Beneficial owners of the DTC registered certificates will not be certificateholders, as that term is used in the pooling and servicing agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through participants and DTC. Monthly and annual reports on the trust provided to Cede & Co., as nominee of DTC, may be made available to beneficial owners on request, in accordance with the rules, regulations and procedures creating and affecting DTC, and to the participants to whose DTC accounts the DTC registered certificates of those beneficial owners are credited.

For a description of the procedures applicable to the DTC registered certificates, see “Description of the Certificates—Form of Certificates” in the prospectus.

Definitive Certificates

Definitive certificates will be issued to beneficial owners of DTC registered certificates, or their nominees, rather than to DTC, only if:

•
DTC or the depositor advises the trust administrator in writing that the depository is no longer willing, qualified or able to discharge properly its responsibilities as nominee and depository for the DTC registered certificates and the depositor or the trust administrator is unable to locate a qualified successor;

•	the depositor, in writing, with the consent of the applicable participants, elects to terminate the book-entry system through DTC; or

•
after the occurrence of an event of default, beneficial owners of any class of DTC registered certificates representing not less than 51% of the related aggregate certificate principal balance or notional amount advise the trust administrator and DTC through the participants in writing that the continuation of a book-entry system through DTC, or a successor thereto, is no longer in the best interests of the beneficial owners, and the participants consent to the termination.

In the case of any of the events described in the immediately preceding paragraph, the trust administrator will be required to notify all beneficial owners of the occurrence of that event and the availability of definitive certificates. At the time of surrender by DTC of the global certificate or certificates representing the DTC registered certificates and instructions for re-registration, the trust administrator will issue the definitive certificates. After that, the trust administrator will recognize the holders of those definitive certificates as certificateholders under the pooling and servicing agreement.

According to DTC, the information above for DTC has been provided for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Distributions

Distributions on the certificates will be made by the trust administrator on the 25th day of each month, or if such day is not a business day, on the first business day thereafter, to the persons in whose names those certificates are registered on the related Record Date.

Distributions on each distribution date will be made by check mailed to the address of the person entitled to those distributions as it appears on the applicable certificate register. In the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate principal balance of $1,000,000 or more and who has so notified the trust administrator in writing in accordance with the pooling and servicing agreement, distributions on each distribution date will be made by wire transfer in immediately available funds to the account of that certificateholder at a bank or other depositary institution having appropriate wire transfer facilities. The final distribution in retirement of the certificates will be made only on presentment and surrender of those certificates at the corporate trust office of the trust administrator.

Glossary of Terms

The following terms are given the meanings shown below to help describe the cash flows on the Certificates.

Accrual Period—For any distribution date and any class of Certificates, other than the No-Delay Certificates, as identified in the related prospectus supplement, the calendar month immediately preceding that distribution date. For any distribution date and the No-Delay Certificates, the period commencing on the immediately preceding distribution date (or the closing date, in the case of the first Accrual Period) and ending on the day immediately preceding that distribution date.

Aggregate Loan Balance—For any date of determination, will equal the aggregate of the Stated Principal Balances of the mortgage loans, except as otherwise provided, as of the last day of the related Collection Period.

Applied Loss Amount—As defined herein under “—Credit Enhancement—Application of Realized Losses.”

Basis Risk Shortfall—For any class of Offered Certificates and any distribution date, the sum of

(1)  the excess, if any, of the related Current Interest calculated on the basis of the applicable pass-through rate of such class of certificates without regard to the application of the Net Funds Cap over the related Current Interest for the applicable distribution date,

(2)  any Basis Risk Shortfall remaining unpaid from prior distribution dates, and

(3)  interest for the related Accrual Period on the amount in clause (2) calculated on the basis of the applicable pass-through rate of such class of certificates without regard to the application of the Net Funds Cap.

Capitalization Reimbursement Amount—For any distribution date, the aggregate of the amounts added to the Stated Principal Balances of the mortgage loans during the preceding calendar month representing reimbursements to a servicer on or prior to such distribution date in connection with the modification of such mortgage loan.

Carryforward Interest—For any class of Offered Certificates and any distribution date, the sum of (1) the amount, if any, by which (x) the sum of (A) Current Interest for such class for the immediately preceding distribution date and (B) any unpaid Carryforward Interest from the immediately preceding distribution date exceeds (y) the amount paid in respect of interest on such class on such immediately preceding distribution date, and (2) interest on such amount for the related Accrual Period at the applicable pass-through rate.

Class M Principal Payment Amount—For any class of Class M Certificates, is as set forth in the term sheet to which this term sheet supplement relates.

Class Principal Balance—For any class of Certificates, other than the Class X Certificates, as of any date of determination, an amount equal to the initial class principal balance of that class, reduced by the aggregate of the following amounts allocable to that class:

•  all amounts previously distributed to holders of certificates of that class as payments of principal; and

•  in the case of any class of Subordinate Certificates, any reductions to the Class Principal Balance thereof due to Realized Losses, as described below under “—Credit Enhancement—Application of Realized Losses.”

•  provided, however, that the Class Principal Balance of the Subordinate Certificates (including any such class of Subordinate Certificates for which the Class Principal Balance has been reduced to zero) will be increased in an aggregate amount equal to the Recoveries received in respect of any distribution date as follows: in order of seniority, beginning with the Class M Certificates, up to the amount of the Deferred Amount for that class.

Collection Period—For any distribution date is the period from the second day of the month immediately preceding such distribution date to and including the first day of the month of that distribution date.

Compensating Interest—For each of the mortgage loans serviced by any servicer and any distribution date, an amount to be paid by that servicer as described above under “Fees and Expenses of the Issuing Entity—Adjustment to Servicing Fee in Connection with Prepaid Mortgage Loans” in this term sheet supplement.

Current Interest—For any class of Offered Certificates and any distribution date, the amount of interest accruing at the applicable pass-through rate on the related Class Principal Balance during the related Accrual Period; provided, that as to each such class of Certificates the Current Interest will be reduced by a pro rata portion of any Interest Shortfalls to the extent not covered by excess interest.

Deferred Amount—For any class of Subordinate Certificates and any distribution date, will equal the amount by which (x) the aggregate of the Applied Loss Amounts previously applied in reduction of the Class Principal Balance thereof exceeds (y) the aggregate of amounts previously paid in reimbursement thereof and increases to the Class Principal Balance thereof due to Recoveries on mortgage loans.

Delinquency Rate—For any month will be, generally, the fraction, expressed as a percentage, the numerator of which is the aggregate outstanding principal balance of all mortgage loans 60 or more days delinquent (including all bankruptcies, foreclosures and REO Properties) as of the close of business on the last day of such month, and the denominator of which is the Aggregate Loan Balance as of the close of business on the last day of such month.

Interest Remittance Amount— For any distribution date, the sum, without duplication, of (1) all interest collected (other than Payaheads, if applicable) or advanced in respect of scheduled principal payments on the mortgage loans during the related Collection Period, the interest portion of related Payaheads previously received and intended for application in the related Collection Period and the interest portion of all prepayments received on the mortgage loans during the related Prepayment Period, less (x) the servicing fee, the trust administrator fee and mortgage insurance premiums with respect to such mortgage loans and (y) unreimbursed Advances and other amounts due to the servicer, the master servicer, the trust administrator or the trustee with respect to the mortgage loans, to the extent allocable to interest, (2) all Compensating Interest paid by the servicer or the master servicer related to the mortgage loans with respect to that distribution date, (3) the portion of any Substitution Amount or purchase price paid with respect to the mortgage loans during the calendar month immediately preceding that distribution date allocable to interest and (4) all Net Liquidation Proceeds (net of unreimbursed Advances, servicing advances and expenses, to the extent allocable to interest, and unpaid expense fees) and Recoveries, if any, collected with respect to the mortgage loans during the prior calendar month, to the extent allocable to interest.

Interest Shortfall—For any distribution date is equal to the aggregate shortfall, if any, in collections of interest for the previous month (adjusted to the related net mortgage rate) on the mortgage loans resulting from (a) principal prepayments in full and in part received during the related Prepayment Period to the extent not covered by Compensating Interest and (b) interest payments on certain of the mortgage loans being limited pursuant to the provisions of the Relief Act.

Liquidated Mortgage Loan—A mortgage loan for which the related servicer has determined that it has received all amounts that it expects to recover from or on account of the mortgage loan, whether from Insurance Proceeds, Liquidation Proceeds or otherwise.

Monthly Excess Cashflow—For any distribution date, an amount equal to the sum of the Monthly Excess Interest and Overcollateralization Release Amount, if any, for such date, plus any amounts applied pursuant to the applicable clauses under “—Distributions of Principal” below.

Most Senior Enhancement Percentage— For any distribution date and any class of Certificates, will be the fraction, expressed as a percentage, the numerator of which is the sum of (i) the aggregate Class Principal Balance of those classes of certificates which are lower in priority than such class of Certificates and (ii) the Overcollateralization Amount (which, for purposes of this definition only, shall not be less than zero), in each case prior to giving effect to payments on such distribution date and the denominator of which is the Aggregate Loan Balance as of the first day of the related Collection Period.

Net Funds Cap—The applicable Group or the Subordinate Net Funds Cap, as applicable.

Net Liquidation Proceeds—All amounts, net of (1) unreimbursed, reasonable out-of-pocket expenses, (2) unreimbursed Advances and (3) Recoveries, received and retained in connection with the liquidation of defaulted mortgage loans, through insurance or condemnation proceeds, by foreclosure or otherwise, together with any net proceeds received on a monthly basis with respect to any properties acquired on behalf of the certificateholders by foreclosure or deed in lieu of foreclosure.

Net Mortgage Rate—As to each mortgage loan, and at any time, the per annum rate equal to the mortgage rate of such mortgage loan less the related expense fee rate. The mortgage rate of any mortgage loan is the rate at which interest accrues on that mortgage loan in accordance with the terms of the related mortgage note.

Optimal Interest Remittance Amount—For any distribution date will be equal to the excess of (i) the product of (1) (x) the weighted average Net Mortgage Rate of the mortgage loans as of the first day of the related Collection Period divided by (y) 12 and (2) the Aggregate Loan Balance for the immediately preceding distribution date, over (ii) any expenses that reduce the Interest Remittance Amount which did not arise as a result of a default or delinquency of the mortgage loans or were not taken into account in computing the expense fee rate.

Overcollateralization Amount—For any distribution date and the Certificates will be equal to the amount, if any, by which (x) the Aggregate Loan Balance for such distribution date exceeds (y) the aggregate Class Principal Balance of the Certificates after giving effect to payments on such distribution date.

Overcollateralization Commencement Date—As set forth in the term sheet to which this term sheet supplement relates.

Overcollateralization Deficiency—For any distribution date will be equal to the amount, if any, by which (x) the Targeted Overcollateralization Amount for such distribution date exceeds (y) the Overcollateralization Amount for such distribution date, calculated for this purpose after giving effect to the reduction on such distribution date of the aggregate Class Principal Balance of the Certificates resulting from the payment of the Principal Payment Amount on such distribution date, but prior to allocation of any Applied Loss Amount on such distribution date.

Overcollateralization Release Amount—For any distribution date will be equal to the lesser of (x) the Principal Remittance Amount for such distribution date and (y) the amount, if any, by which (1) the Overcollateralization Amount for such date, calculated for this purpose on the basis of the assumption that 100% of the aggregate of the Principal Remittance Amount for such date is applied on such date in reduction of the aggregate of the Class Principal Balances of the Certificates, exceeds (2) the Targeted Overcollateralization Amount for such date.

Payahead—Any scheduled principal payment intended by the related mortgagor to be applied in a Collection Period subsequent to the Collection Period in which such payment was received.

Prepayment Period—For any distribution date and (i) any principal prepayment in full, the period from the fifteenth day of the calendar month preceding the month in which that distribution date occurs (or in the case of the first distribution date, from the cut-off date) through the fourteenth day of the month in which that distribution date occurs and (ii) any principal prepayment in part, the calendar month preceding that distribution date.

Principal Payment Amount—For any distribution date, the Principal Remittance Amount for such date minus the Overcollateralization Release Amount, if any, for such date.

Principal Remittance Amount—For any distribution date will be equal to (A) the sum, without duplication, of (1) all principal collected (other than Payaheads) or advanced in respect of scheduled principal payments on the mortgage loans during the related Collection Period (less unreimbursed Advances, servicing advances and other amounts due to the servicer, the master servicer, the trust administrator and the trustee with respect to the mortgage loans, to the extent allocable to principal) and the principal portion of related Payaheads previously received and intended for application in the related Collection Period, (2) all principal prepayments received on the mortgage loans during the related Prepayment Period, (3) the outstanding principal balance of each mortgage loan that was repurchased by the seller or purchased by the servicer during the calendar month immediately preceding that distribution date, (4) the portion of any Substitution Amount paid with respect to any replaced mortgage loans during the calendar month immediately preceding that distribution date allocable to principal and (5) all Net Liquidation Proceeds (net of unreimbursed Advances, servicing advances and other expenses, to the extent allocable to principal) and Recoveries, if any, collected with respect to the mortgage loans during the prior calendar month, to the extent allocable to principal less (B) the Capitalization Reimbursement Amount for such distribution date.

Record Date—For any distribution date and the No-Delay Certificates, the business day preceding that distribution date so long as the certificates remain in book-entry form, or otherwise on the last business day of the month preceding the month of that distribution date and, with respect to all other classes of certificates, the last business day of the month preceding the month of that distribution date.

Recovery—With respect to any distribution date and mortgage loan that was determined to be a Liquidated Mortgage Loan in any month prior to the month preceding that distribution date, an amount received in respect of such Liquidated Mortgage Loan during the calendar month prior to that distribution date.

Relief Act—The Servicemembers Civil Relief Act, and any similar state or local statute.

Rolling Three Month Delinquency Rate—For any distribution date will be the fraction, expressed as a percentage, equal to the average of the Delinquency Rates for each of the three (or one and two, in the case of the first and second distribution dates) immediately preceding months.

Senior Enhancement Percentage—For any distribution date and the Senior Certificates, will be the fraction, expressed as a percentage, the numerator of which is the sum of the aggregate Class Principal Balance of the Subordinate Certificates and the Overcollateralization Amount (which, for purposes of this definition only, shall not be less than zero), in each case prior to giving effect to payments on such distribution date and the denominator of which is the Aggregate Loan Balance as of the first day of the related Collection Period.

Senior Principal Payment Amount—For any distribution date on or after the Stepdown Date and as long as a Trigger Event is not in effect with respect to such distribution date, will be the amount, if any, by which (x) the aggregate Class Principal Balance of the Senior Certificates immediately prior to such distribution date exceeds (y) the lesser of (A) the product of (i) the percentage set forth in the term sheet to which this term sheet supplement relates and (ii) the Aggregate Loan Balance for such distribution date and (B) the amount, if any, by which (i) the Aggregate Loan Balance for such distribution date exceeds (ii) 0.50% of the Aggregate Loan Balance as of the cut-off date.

Stated Principal Balance— For any mortgage loan as of any date of determination will be generally equal to its outstanding principal balance as of the cut-off date, after giving effect to Scheduled Payments due on or before such date, whether or not received, increased by the portion of any Capitalization Reimbursement Amount allocable to such mortgage loan, reduced by (i) the principal portion of all Scheduled Payments due on or before the due date in the Collection Period immediately preceding such date of determination, whether or not received, and (ii) all amounts allocable to unscheduled principal payments received on or before the last day of the Collection Period immediately preceding such date of determination.

Stepdown Date—The date occurring on the earlier of (i) the first Distribution Date following the Distribution Date on which the aggregate principal balance of the Senior Certificates is reduced to zero and (ii) the later of (x) the distribution date specified in the term sheet to which this term sheet supplement relates and (y) the first distribution date on which the Senior Enhancement Percentage (calculated for this purpose after giving effect to payments or other recoveries in respect of the mortgage loans during the related Collection Period but before giving effect to payments on the Certificates on such distribution date) is greater than or equal to the percentage specified in the term sheet to which this term sheet supplement relates.

Substitution Amount—The amount, if any, by which the Stated Principal Balance of a mortgage loan required to be removed from the trust due to a breach of a representation and warranty or defective documentation exceeds the Stated Principal Balance of the related substitute mortgage loan or mortgage loans, plus unpaid interest accrued thereon.

Targeted Overcollateralization Amount—For any distribution date prior to the Stepdown Date, the percentage set forth in the term sheet to which this term sheet supplement relates of the Aggregate Loan Balance as of the cut-off date; with respect to any distribution date on or after the Stepdown Date and with respect to which a Trigger Event is not in effect, the greater of (a) the percentage set forth in the term sheet to which this term sheet supplement relates of the Aggregate Loan Balance for such distribution date, or (b) 0.50% of the Aggregate Loan Balance as of the cut-off date; with respect to any distribution date on or after the Stepdown Date with respect to which a Trigger Event is in effect and is continuing, the Targeted Overcollateralization Amount for the distribution date immediately preceding such distribution date.

Trigger Event— For any distribution date, as set forth in the term sheet to which this term sheet supplement relates.

Distributions of Interest

The pass-through rates for the Certificates are described in the term sheet to which this term sheet supplement relates. The certificate margins for the LIBOR Certificates will be set forth in the applicable prospectus supplement.

The amount of interest payable on each distribution date in respect of each class of LIBOR Certificates will equal the sum of (1) Current Interest for such class on such date and (2) any Carryforward Interest for such class and date. Interest will accrue on each class of LIBOR Certificates on the basis of a 360-day year and the actual number of days elapsed in the related Accrual Period.

With respect to each distribution date, to the extent that a Basis Risk Shortfall exists for any class of Offered Certificates, such class will be entitled to the amount of any Basis Risk Shortfall (in accordance with the priority of payments described herein under “—Credit Enhancement—Overcollateralization”) from Monthly Excess Cashflow. Such class will be entitled to receive the amount of any Basis Risk Shortfall from Monthly Excess Cashflow treated as paid from and to the extent of funds on deposit in a reserve fund (the “Basis Risk Reserve Fund”). The source of funds on deposit in the Basis Risk Reserve Fund will be limited to [[an initial deposit of $5,000 and]] amounts that would otherwise be paid on the Class X Certificates.

Prior to giving effect to any withdrawals from the Basis Risk Reserve Fund or to amounts available to be paid in respect of Basis Risk Shortfalls as described herein under “—Credit Enhancement—Overcollateralization” on such distribution date, certain classes of certificates will be entitled to receive the amount of any Basis Risk Shortfall from available amounts on deposit in the Interest Rate Cap Account (as defined herein under “—Interest Rate Cap Agreement”).

On each distribution date, the Interest Remittance Amount for such distribution date will be paid as described in the accompanying term sheet.

Distributions of Principal

Distributions of principal on the Senior Certificates will be made primarily from the Principal Payment Amount, to the extent of available funds, as described in the accompanying term sheet. Distributions of principal on the Subordinate Certificates will be made primarily from the Principal Payment Amount after distributions of principal have been made on the Senior Certificates.

Credit Enhancement

Credit enhancement for the Certificates consists of the subordination of the Subordinate Certificates, the priority of application of Realized Losses and overcollateralization, in each case as described herein.

Subordination. The rights of holders of the Subordinate Certificates to receive payments with respect to the mortgage loans will be subordinated to such rights of holders of each class of Certificates having a higher priority of payment, as described under “—Distributions of Interest” and “—Distributions of Principal.” This subordination is intended to enhance the likelihood of regular receipt by holders of Certificates having a higher priority of payment of the full amount of interest and principal distributable thereon, and to afford such certificateholders limited protection against Realized Losses incurred with respect to the mortgage loans.

The limited protection afforded to holders of classes of Certificates with a higher priority of payment by means of the subordination of certain classes of Certificates having a lower priority of payment will be accomplished by the preferential right of holders of such classes with a higher priority of payment to receive distributions of interest or principal on any distribution date prior to classes with a lower priority of payment.

Application of Realized Losses.  If a mortgage loan becomes a Liquidated Mortgage Loan, the related Net Liquidation Proceeds, to the extent allocable to principal, may be less than the outstanding principal balance of such mortgage loan. The amount of such insufficiency is a “Realized Loss.” Realized Losses on the mortgage loans will have the effect of reducing amounts payable in respect of the Class X Certificates (both through the application of Monthly Excess Interest to fund such deficiency and through a reduction in the Overcollateralization Amount for the related distribution date). If on any distribution date, after giving effect to all Realized Losses incurred with respect to the mortgage loans during the Collection Period for such distribution date and payments of principal on such distribution date, the aggregate Class Principal Balance of the Certificates exceeds the Aggregate Loan Balance for such distribution date (such excess, an “Applied Loss Amount”), such amount will be allocated in reduction of the Class M Certificates, in descending numerical order, until the Class Principal Balances of each such class has been reduced to zero. The Class Principal Balance of the Senior Certificates will not be reduced by allocation of Applied Loss Amounts.

Holders of the Subordinate Certificates will not receive any payments in respect of Applied Loss Amounts, except to the extent of available Monthly Excess Cashflow as described below.

Overcollateralization.  The weighted average of the mortgage rates of the mortgage loans is generally expected to be higher than the weighted average of the pass-through rates of the Certificates plus certain expenses of the trust, thus generating certain excess interest collections. Monthly Excess Interest will be applied on each distribution date, commencing on the Overcollateralization Commencement Date, to accelerate the reduction of the aggregate Class Principal Balance of the Certificates. Such application of excess interest collections as payments of principal will cause the aggregate Class Principal Balance of the Certificates to amortize more rapidly than the Aggregate Loan Balance, thus creating and maintaining overcollateralization. However, Realized Losses on the mortgage loans will reduce the overcollateralization, and could result in an Overcollateralization Deficiency.

In addition, on and after the Stepdown Date, to the extent that a Trigger Event is not in effect and the Overcollateralization Amount exceeds the Targeted Overcollateralization Amount, a portion of the Principal Remittance Amount will not be applied in reduction of the aggregate Class Principal Balance of the Certificates but will instead, be applied as described below.

On each distribution date, the Monthly Excess Cashflow will be distributed as described in the accompanying term sheet.

The Interest Rate Cap Agreement

On or before the closing date, the trustee, acting on behalf of the trust, will enter into an interest rate cap agreement for the benefit of the holders of the IRC Certificates (the “Interest Rate Cap Agreement”) with CSi as counterparty (the “Counterparty”) whereby, in consideration for a payment by the trust administrator, on behalf of the trust, to the Counterparty on the Closing Date, the Counterparty will agree to make payments to the trust administrator, on behalf of the trust, on each Interest Rate Cap Agreement Payment Date on which the Index Rate (subject to a cap rate ceiling) exceeds the cap strike rate for such date. The Interest Rate Cap Agreement shall be administered, and all payment obligations of the trust and trustee thereunder performed, by the trust administrator on behalf of the trust and trustee. Any amounts received by the trust administrator under the Interest Rate Cap Agreement will be deposited to an account established by the trust administrator (the “Interest Rate Cap Account”). The “Interest Rate Cap Agreement Payment Date” for the Interest Rate Cap Agreement is the Business Day preceding each Distribution Date during the period disclosed in the related prospectus supplement. A “Business Day” under the Interest Rate Cap Agreement is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealing in foreign exchange and foreign currency deposits) in New York.

Under the Interest Rate Cap Agreement, the Counterparty will agree to make payments to the trust administrator, on behalf of the trust, on each Interest Rate Cap Agreement Payment Date equal to the product of (i) a fraction, the numerator of which is the number of days elapsed since the immediately preceding Distribution Date (or, in the case of the first Interest Rate Cap Agreement Payment Date, from and including closing date) through, but not including, the current Distribution Date, subject to the Following Business Day Convention (within the meaning of the 2000 ISDA Definitions), and the denominator of which is 360, (ii) the applicable notional amount (as set forth in Annex II) and (iii) the percentage equal to the difference between (1) the lesser of (a) the Index Rate for such period and (b) the applicable cap rate ceiling for such period (as set forth in Annex II for such Interest Rate Cap Agreement Payment Date) and (2) the applicable cap strike rate for such period (as set forth in Annex II for such Interest Rate Cap Agreement Payment Date) (the “Cap Payment Amount”); provided, that if the Index Rate is less than or equal to the applicable cap strike rate, then the applicable Cap Agreement Payment Amount will be zero. Generally, the “Index Rate” is the rate for one-month deposits in U.S. Dollars which appear on the Telerate Page 3750 two London banking days prior to the first day of the related accrual period for the Interest Rate Cap Agreement or, if such rate does not appear on the Telerate Page 3750, the rate determined based on the rates at which one-month deposits in U.S. Dollars are offered by the reference banks to prime banks in the London interbank market.

Amounts on deposit in the Interest Rate Cap Account, if any, will be available on any distribution date to pay any Basis Risk Shortfall to the IRC Certificates prior to giving effect to any withdrawals from the Basis Risk Reserve Fund or to amounts available to be paid in respect of Basis Risk Shortfalls as described in this term sheet supplement under “—Credit Enhancement—Overcollateralization” on such distribution date.

Amounts paid under the Interest Rate Cap Agreement not used on the related distribution date to cover Basis Risk Shortfalls to the IRC Certificates will be released to the Class X Certificateholders.

Unless terminated earlier, the Interest Rate Cap Agreement will terminate on the Business Day preceding the distribution date set forth in the related prospectus supplement, subject to the Following Business Day Convention (within the meaning of the 2000 ISDA Definitions) (after any payment due on such date is paid). Both the trust administrator and the Counterparty will have the right to terminate the Interest Rate Cap Agreement for certain reasons set forth in the documentation associated with the Interest Rate Cap Agreement, including, without limitation, an ISDA Master Agreement, the Schedule thereto and a Confirmation thereunder. Although it is not anticipated that there will be additional amounts payable by the trust, certain amounts may be payable by the trust under the Interest Rate Cap Agreement. Any such payment will be subordinate to the rights of the offered certificateholders.

Determination of LIBOR

The annual certificate interest rates of the LIBOR Certificates are based upon the London Interbank Offered Rate for one-month United States dollar deposits (“LIBOR”) as quoted on Telerate Page 3750 as of 11:00 A.M., London time, on the second LIBOR business day prior to the first day of the related Accrual Period (a “LIBOR Determination Date”), except that for the initial distribution date LIBOR will equal a per annum rate set forth in the related prospectus supplement. Telerate Page 3750 means the display designated as page 3750 on the Moneyline Telerate, or any other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks. If the rate does not appear on the page, or any other page as may replace that page on that service, or if the service is no longer offered, or any other service for displaying LIBOR or comparable rates as may be selected by the trust administrator after consultation with DLJ Mortgage Capital, the rate will be the reference bank rate. The reference bank rate will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks, which shall be three major banks that are engaged in transactions in the London interbank market, selected by the trust administrator after consultation with DLJ Mortgage Capital, as of 11:00 a.m., London time, on the day that is two LIBOR business days prior to the immediately preceding distribution date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Class Principal Balance of the LIBOR Certificates. The trust administrator will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two quotations are provided, the rate will be the arithmetic mean of the quotations. If on the related date fewer than two quotations are provided, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the trust administrator after consultation with DLJ Mortgage Capital, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Class Principal Balance of the LIBOR Certificates. If no quotations can be obtained, the rate will be LIBOR for the prior distribution date. LIBOR business day means any day other than a Saturday or a Sunday or a day on which banking institutions in the State of New York or in the city of London, England are required or authorized by law to be closed. The trust administrator’s calculation of LIBOR and the resulting pass-through rate on any class of LIBOR Certificates with respect to any distribution date shall be final and binding in the absence of manifest error.

POOLING AND SERVICING AGREEMENT

Assignment of Mortgage Loans

Pursuant to a pooling and servicing agreement, on the closing date, the depositor will sell, transfer, assign, set over and otherwise convey without recourse to the trustee in trust for the benefit of the certificateholders all right, title and interest of the depositor in and to each mortgage loan, including all principal and interest received on or with respect to such mortgage loans, exclusive of principal and interest due on or prior to the cut-off date.

In connection with such transfer and assignment, the depositor will deliver or cause to be delivered to the trustee, or a custodian for the trustee, a mortgage file for each mortgage loan which will consist of, among other things, the original promissory note, or mortgage note, and any modification or amendment thereto endorsed in blank without recourse (except that the depositor may deliver or cause to be delivered a lost note affidavit in lieu of any original mortgage note that has been lost), the original instrument creating a first lien on the related mortgaged property, or the mortgage, with evidence of recording indicated thereon, an assignment in recordable form of the mortgage, the title policy with respect to the related mortgaged property, and, if applicable, all recorded intervening assignments of the mortgage and any riders or modifications to such mortgage note and mortgage except for any such document not returned from the public recording office, which will be delivered to the trustee or its custodian as soon as the same is available to the depositor. Assignments of the mortgage loans to the trustee or its nominee will be recorded in the appropriate public office for real property records, except in states where, in the opinion of counsel, such recording is not required to protect the trustee’s interest in the mortgage loan against the claim of any subsequent transferee or any successor to or creditor of the depositor or the seller.

The trustee or its custodian will review each mortgage file within 90 days of the closing date, or promptly after receipt by the trustee or its custodian of any document permitted to be delivered after such date; and if any document in a mortgage file is found to be missing or defective in a material respect and the seller does not cure such defect within 90 days of notice thereof from the trustee or its custodian or within such longer period not to exceed 720 days after such date in the case of missing documents not returned from the public recording office, the seller will be obligated to repurchase the related mortgage loan from the trust. Rather than repurchase the mortgage loan as provided above, the seller may remove such mortgage loan (a deleted mortgage loan) from the trust and substitute in its place another mortgage loan (a replacement mortgage loan). However, such substitution is permitted only within two years of the closing date and, if made more than 90 days of the closing date, may not be made unless an opinion of counsel is provided to the effect that such substitution will not disqualify any REMIC or result in a prohibited transaction tax under the Code. Any replacement mortgage loan generally will, or, if more than one replacement mortgage loan is being substituted for a mortgage loan, generally will have in the aggregate or on a weighted average basis, on the date of substitution, among other characteristics set forth in the pooling and servicing agreement:

•
have a principal balance, after deduction of all scheduled payments due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the deleted mortgage loan (the amount of any shortfall to be deposited by the seller and held for distribution to the certificateholders on the related distribution date);

•	have a mortgage rate not lower than, and not more than 1% per annum higher than, that of the deleted mortgage loan;

•	have an LTV ratio not higher than that of the deleted mortgage loan;

•
have a remaining term to maturity not more than one year greater than or less than that of the deleted mortgage loan; provided that the remaining term to maturity of any such mortgage loan shall be no greater than the last maturing mortgage loan in the trust immediately prior to any substitution; and

•	comply with all of the representations and warranties set forth in the pooling and servicing agreement as of the date of substitution.

This cure, repurchase or substitution obligation constitutes the sole remedy available to certificateholders or the trustee for omission of, or a material defect in, a mortgage loan document.

Notwithstanding the foregoing, in lieu of providing the duly executed assignment of the mortgage to the trustee and the original recorded assignment or assignments of the mortgage together with all interim recorded assignments of that mortgage, the depositor may at its discretion provide evidence that the related mortgage is held through the MERS® System. In addition, the mortgages for some of the mortgage loans in the trust that are not already held through the MERS® System may, at the discretion of a servicer, in the future be held through the MERS® System. For any mortgage held through the MERS® System, the mortgage is recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, as nominee for the owner of the mortgage loans and subsequent assignments of the mortgage were, or in the future may be, at the discretion of a servicer, registered electronically through the MERS® System. For each of these mortgage loans, MERS serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the trustee, and does not have any interest in the mortgage loan.

Representations and Warranties Regarding the Mortgage Loans

In connection with the sale of the mortgage loans by the depositor to the trust, pursuant to the pooling and servicing agreement, the seller will make as of the closing date representations and warranties relating to the mortgage loans. These representations and warranties include the following:

•
each mortgage note and related mortgage is a legal and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to bankruptcy and other laws affecting the rights of creditors and general equitable principles;

•	each mortgage loan at the time it was made complied in all material respects with applicable federal, state or local law, including, without limitation, predatory and abusive lending laws;

•	none of the mortgage loans are classified as a “high cost home,” “covered,” “high-cost,” “high-risk home,” or “predatory” loan under applicable state, federal or local law;

•	no proceeds from a mortgage loan was used to finance a single-premium credit insurance policy; and

•	each mortgage loan constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Internal Revenue Code.

In the event of a breach of any representation or warranty relating to a mortgage loan that materially and adversely affects the interests of the certificateholders in that mortgage loan, the seller will be obligated to do one of the following:

•	cure that breach,

•
repurchase that mortgage loan at an amount equal to the sum of (i) the unpaid principal balance of the mortgage loan on the date of repurchase, (ii) accrued interest on that mortgage loan at the applicable mortgage rate (net of the servicing fee, if the seller is the servicer) from the date through which interest was last paid by the mortgagor to the date of repurchase, (iii) the amount of any unreimbursed servicing advances made by a servicer with respect to such mortgage loan and (iv) any costs and damages actually incurred and paid by or on behalf of the trust as a result of a failure to comply, at the time such mortgage loan was made, with federal, state or local predatory and abusive lending laws applicable to that mortgage loan, or

•	substitute a replacement mortgage loan for that mortgage loan.

However, substitution is permitted only within two years of the closing date and, if made more than 90 days after the closing date, may not be made unless an opinion of counsel is provided to the effect that the substitution will not disqualify the REMICs, or result in a prohibited transaction under the Internal Revenue Code of 1986, as amended (the “Code”). The depositor will make no representations or warranties as to the mortgage loans and will have no obligation to repurchase or substitute mortgage loans with deficient documentation or that are otherwise defective. The seller is selling the mortgage loans without recourse and will have no obligations for the mortgage loans in its capacity as seller other than the cure, repurchase or substitution obligations described above. The obligations of the servicer and the master servicer are limited to their respective contractual servicing obligations under the pooling and servicing agreement or the Servicing Agreement.

Optional Termination; Auction Sale

On any applicable distribution date on or after which the aggregate Stated Principal Balance of the mortgage loans is less than 10% of the aggregate Stated Principal Balance of the mortgage loans as of the cut-off date, and certain conditions in the pooling and servicing agreement are satisfied, the servicer will have the option to purchase the mortgage loans, all real property acquired in respect of all of the mortgage loans remaining in the trust, and any trust assets for a price equal to the sum of (i) 100% of the aggregate outstanding principal balance of the mortgage loans plus accrued interest thereon at the applicable mortgage rate to but not including the due date in the month of such distribution date, (ii) the fair market value of all other property of the trust and (iii) any unreimbursed advances, fees, trust administrator fees, servicing fees and other amounts payable to the master servicer, the servicer (other than to the extent such servicer is the Terminating Entity), the trust administrator and the trustee (the “Par Value”).

If the option to purchase the mortgage loans and the other assets in the trust as described above is not exercised and the aggregate Stated Principal Balance of the mortgage loans declines below 5% of the aggregate Stated Principal Balance of the mortgage loans as of the cut-off date, the trust administrator will conduct an auction to sell the mortgage loans and the other assets in the trust.

With respect to any auction, the trust administrator will solicit good faith bids for the related mortgage loans and the other related assets in the trust from at least three institutions that are regular purchasers and/or sellers in the secondary market of residential mortgage loans similar to the mortgage loans in the mortgage pool. The trust administrator will sell the related mortgage loans to the institution with the highest bid exceeding the Par Value plus certain expenses set forth in the pooling and servicing agreement. If less than three bids are received or the highest bid received is less than the Par Value plus such expenses, the trust administrator will not sell the related mortgage loans and the other related assets in the trust and, unless certain conditions specified in the pooling and servicing agreement are not satisfied, the trust administrator will continue conducting auctions every six months until the earlier of (a) the completion of a successful auction and (b) the exercise by the Terminating Entity of its purchase option with respect to the related mortgage loans at the direction of the holder of the largest percentage interest of Class X Certificates.

If the purchase option is exercised or if a successful auction occurs with respect to the mortgage loans it will effect an early retirement of the Certificates. Distributions on the certificates relating to any optional termination or successful auction will be treated as a prepayment of the related mortgage loans and paid in accordance with the priorities and amounts set forth above under “Description of the Certificates.” The proceeds from that distribution may not be sufficient to distribute the full amount to which each class of certificates is entitled.

The Issuing Entity

On the closing date, and until the termination of the trust, referred to herein as the issuing entity, will be a common law trust formed under the laws of the state of New York pursuant to the pooling and servicing agreement. The issuing entity will not have any liabilities as of the closing date. The fiscal year end of the issuing entity will be December 31 of each year. The assets of the issuing entity are described herein under “Description of the Certificates—Assets of the Trust.”

The issuing entity will not have any employees, officers or directors. The trustee, the depositor, the master servicer, the servicer and the trust administrator will act on behalf of the issuing entity, and may only perform those actions on behalf of the issuing entity that are specified in the pooling and servicing agreement. See “Servicing of the Mortgage Loans” in this term sheet supplement.

The trustee, on behalf of the issuing entity, is only permitted to take such actions as are specifically provided in the pooling and servicing agreement. Under the pooling and servicing agreement, the trustee on behalf of the issuing entity will not have the power to issue additional certificates representing interests in the issuing entity, borrow money on behalf of the issuing entity or make loans from the assets of the issuing entity to any person or entity, without the amendment of the pooling and servicing agreement by certificateholders and the other parties thereto as described under “Description of the Certificates - Amendment” in the prospectus.

If the assets of the issuing entity are insufficient to pay the certificateholders all principal and interest owed, holders of certificates may not receive all of their expected payments of interest and principal and may suffer a loss. The issuing entity, as a common law trust, is not eligible to be a debtor in a bankruptcy proceeding. In the event of bankruptcy of the sponsor, the depositor or any originator, it is not anticipated that the assets of the issuing entity would become part of the bankruptcy estate or subject to the bankruptcy control of a third party.

The Trustee

General

U.S. Bank National Association (“U.S. Bank”) will act as trustee under the pooling and servicing agreement. U.S. Bank is a national banking association and a wholly-owned subsidiary of U.S. Bancorp, which is currently ranked as the sixth largest bank holding company in the United States with total assets exceeding $210 billion as of March 31, 2006. As of March 31, 2006, U.S. Bancorp served approximately 13.4 million customers, operated 2,430 branch offices in 24 states and had over 51,000 employees.  A network of specialized U.S. Bancorp offices across the nation, inside and outside its 24-state footprint, provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses, governments and institutions.

Corporate Trust General

U.S. Bank has one of the largest corporate trust businesses in the country with offices in 31 U.S. cities. The pooling and servicing agreement will be administered from U.S. Bank’s corporate trust office located at 60 Livingston Avenue, St. Paul, Minnesota 55107.

U.S. Bank has provided corporate trust services since 1924. As of March 31, 2006, U.S. Bank was acting as trustee with respect to 56,104 issuances of securities with an aggregate outstanding principal balance of over $1.5 trillion. This portfolio includes corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations.

On December 30, 2005, U.S. Bank purchased the corporate trust and structured finance trust services businesses of Wachovia Corporation. Following the closing of the acquisition, the Wachovia affiliate named as fiduciary or agent, as applicable, under each client agreement will continue in that role until U.S. Bank succeeds to that role in accordance with the terms of the governing instrument or agreement and applicable law.

As of March 31, 2006, U.S. Bank (and its affiliate U.S. Bank Trust National Association) was acting as trustee on 619 issuances of prime mortgage-backed securities with an outstanding aggregate principal balance of approximately $276,832,600,000.00.

The trustee will have the following material duties under the pooling and servicing agreement:

•	directly or through a custodian, to hold the mortgage notes, mortgages and other legal documents in the mortgage files relating to all or some of the mortgage loans;

•
directly or through a custodian, to review each mortgage file and deliver a certification to the effect that, except as noted in the certification, all required documents have been executed and received; and

•
in the event of a default by the servicer under the pooling and servicing agreement that has not been remedied, either the trustee or holders of certificates evidencing at least 25% of the voting rights will have the right to terminate the master servicer. If the master servicer is terminated, or the master servicer resigns, the trustee will become the successor master servicer. However, if the trustee is unwilling or unable to act as successor master servicer, it may appoint, or petition a court to appoint, a successor master servicer.

The trustee may resign at any time, in which event the depositor will be obligated to appoint a successor trustee. The depositor may also remove the trustee if the trustee ceases to be eligible to continue as such under the pooling and servicing agreement or if the trustee becomes incapable of acting under the pooling and servicing agreement or insolvent. The trustee may also be removed at any time by the certificateholders evidencing not less than 50% of the voting rights evidenced by the certificates. In such circumstances, the depositor will also be obligated to appoint a successor trustee. Any resignation or removal of the trustee and appointment of a successor trustee will not become effective until acceptance of the appointment by the successor trustee. Any expenses associated with the resignation or removal of the trustee and the appointment of a successor will generally be paid by the trustee or the depositor.

The trustee, or any of its affiliates, in its individual or any other capacity, may become the owner or pledgee of certificates and may transact business with other interested parties with the same rights as it would have if it were not trustee.

The trustee will not be liable under the pooling and servicing agreement:

•	except for the performance of such duties and obligations as are specifically set forth in the pooling and servicing agreement;

•
for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by the pooling and servicing agreement; or

•
for any action taken or omitted by it in good faith in accordance with the direction of holders of certificates evidencing at least 50% of the voting rights relating to the time, method and place of conducting any proceeding for any remedy available to such trustee, or relating to the exercise of any trust or power conferred upon such trustee under the pooling and servicing agreement.

In the absence of bad faith, the trustee may conclusively rely upon any certificates or opinions of counsel furnished to such trustee under the pooling and servicing agreement. Any such opinion of counsel will be full and complete authorization and protection in respect of any action taken or omitted to be taken by such trustee in good faith and in accordance with such opinion of counsel. The trustee will not be deemed to have knowledge or notice of any matter, including an event of default, unless actually known to it or unless it has received written notice thereof.

The Trust Administrator

The trust administrator may resign at any time, in which event the depositor will be obligated to appoint a successor trust administrator. The depositor may also remove the trust administrator if the trust administrator ceases to be eligible to continue as such under the pooling and servicing agreement or if the trust administrator becomes insolvent. The trust administrator may also be removed at any time by the trustee or by certificateholders evidencing not less than 50% of the voting rights evidenced by the certificates. In such circumstances, the depositor will also be obligated to appoint a successor trust administrator. Any resignation or removal of the trust administrator and appointment of a successor trust administrator will not become effective until acceptance of the appointment by the successor trust administrator.

The trust administrator, or any of its affiliates, in its individual or any other capacity, may become the owner or pledgee of certificates with the same rights as it would have if it were not the trust administrator.

The pooling and servicing agreement requires the trust administrator to maintain, at its own expense, an office or agency where certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the trust administrator and the certificate registrar in respect of the certificates pursuant to the pooling and servicing agreement may be served.

The trust administrator will also act as paying agent, certificate registrar and authenticating agent under the pooling and servicing agreement.

The trust administrator will be required to notify certificateholders and the rating agencies of any event of default by the master servicer or servicer known to the trust administrator, and the appointment of any successor master servicer or servicer.

The trust administrator is responsible for the aggregation of monthly servicer reports. The trust administrator will make the reports of distributions to certificateholders (and, at its option, any additional files containing the same information in an alternative format) available each month to certificateholders and other interested parties via the trust administrator’s website, which is presently located at http://www.ctslink.com. Assistance in using the website can be obtained by calling the trust administrator’s customer service desk at (301) 815-6600. Persons that are unable to use the above website are entitled to have a paper copy mailed to them via first class mail by calling the trust administrator at (301) 815-6600. The trust administrator shall have the right to change the way such reports are made available in order to make distributions more convenient and/or more accessible to the above parties and to the certificateholders. The trust administrator shall provide timely and adequate notification to all above parties and to the certificateholders regarding any such change.

Voting Rights

At all times 99% of all voting rights will be allocated among the holders of each class of certificates, other than the Class X, Class P and Class AR Certificates. The portion of such 99% of all voting rights shall be allocated among such classes based on their respective class principal balances. At all times 1% of all voting rights will be allocated to the holders of the Class X Certificates. Voting rights shall be allocated among the certificates within each class of certificates (other than the Class P and Class AR Certificates) based on their respective certificate principal balances. At all times, no voting rights will be allocated to the Class P and Class AR Certificates.

Restrictions on Transfer of the Residual Certificates

The Residual Certificates will be subject to the restrictions on transfer described in the prospectus under “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Tax and Restrictions on Transfers of REMIC Residual Certificates to Certain Organizations.” The pooling and servicing agreement will provide that the Residual Certificates, in addition to other classes of certificates, may not be acquired by a Plan or with assets of such a Plan unless certain conditions are met. See “ERISA Considerations” in this term sheet supplement. Each Residual Certificate will contain a legend describing the foregoing restrictions.

Final Scheduled Distribution Date

The final scheduled distribution date (the “Final Scheduled Distribution Date”) for the offered certificates is the distribution date for the certificates occurring in the month following the month in which the latest stated maturity of any mortgage loan occurs. The actual final distribution date for any class of certificates could be substantially earlier. No event of default, change in the priorities for distribution among the classes or other provision under the pooling and servicing agreement will arise or become applicable solely by reason of the failure to retire the entire Class Principal Balance of any class of offered certificate on or before its Final Scheduled Distribution Date.

Additional Issuances of Certificates

Upon the surrender of one or more classes of offered certificates to the trust, the trust will be permitted to issue one or more additional classes of certificates that will represent ownership interests in the surrendered certificates. A REMIC election will be made with respect to the surrendered certificates and the newly issued classes will constitute the regular interests in this REMIC. The Class AR Certificates will represent ownership of the residual interest in this REMIC. Any such issuance will be made pursuant to an amendment to the pooling and servicing agreement that will only require the consent of the holders of the offered certificates that are surrendered to the trust.

CERTAIN YIELD AND PREPAYMENT CONSIDERATIONS

Factors Affecting Prepayments on the Mortgage Loans

The yields to maturity of each class of the offered certificates and the aggregate amount of distributions on each class of the offered certificates will be affected by, among other things, the rate and timing of payments of principal on the mortgage loans. The rate of principal payments on the mortgage loans will be affected by the amortization schedules of the mortgage loans and by the rate of principal prepayments thereon. For this purpose, the term “prepayment” includes prepayments and liquidations due to defaults or other dispositions of the mortgage loans or the mortgaged properties, including application of insurance proceeds or condemnation awards, the purchase of mortgage loans by a seller due to uncured breaches of representations and warranties or the purchase of certain mortgage loans by a Terminating Entity or other purchaser of mortgage loans pursuant to an auction, under the circumstances described under “Pooling and Servicing Agreement—Optional Termination; Auction Sale” in this term sheet supplement. No assurance can be given as to the rate or timing of principal payments or prepayments on any of the mortgage loans. Prepayments, liquidations and purchases of the mortgage loans will result in (a) principal distributions to certificateholders that would otherwise be distributed over the remaining terms of the mortgage loans and (b) the termination of ongoing interest distributions with respect to such mortgage loans to the certificateholders. See “Yield Considerations” and “Maturity and Prepayment Considerations” in the prospectus.

The rate of principal prepayments on mortgage loans is influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which mortgagors default on their mortgages. In general, if prevailing interest rates fall significantly below the mortgage rates on the mortgage loans, the mortgage loans (and the applicable offered certificates) are likely to be subject to a higher incidence of prepayment than if prevailing rates remain at or above the mortgage rates on the mortgage loans. Conversely, if prevailing interest rates rise significantly above the mortgage rates on the mortgage loans, the mortgage loans (and the applicable offered certificates) are likely to be subject to a lower incidence of prepayment than if prevailing rates remain at or below the mortgage rates on the mortgage loans.

A portion of the mortgage loans are subject to prepayment premiums during intervals of [[three years]] following origination, as described under “Description of the Mortgage Pool—General” herein. Such prepayment premiums may have the effect of reducing the amount or the likelihood of prepayment of such mortgage loans during such intervals.

The depositor makes no representation as to the expected rate of prepayments on the mortgage loans. See “Description of the Mortgage Pool” and “Description of the Certificates” herein and “Maturity and Prepayment Considerations” in the prospectus for additional information about the effect of the rate of prepayments on the yields on and maturity of the offered certificates.

Investors in the offered certificates should consider the risk that rapid rates of prepayments on the mortgage loans, and therefore of principal distributions on the offered certificates, may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor in the offered certificates may choose to reinvest amounts received as principal distributions on the offered certificates may be lower than the interest rate borne by such certificates. Conversely, slow rates of prepayments on the mortgage loans, and therefore of principal distributions on the offered certificates, may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions available to an investor in the offered certificates for reinvestment at such high prevailing interest rates may be relatively low.

Substantially all of the mortgage loans will contain “due-on-sale” clauses. The sale of mortgaged properties encumbered by non-assumable mortgage loans will result in the prepayment of such mortgage loans and a corresponding decrease in the weighted average life of the applicable class of offered certificates. See “Maturity and Prepayment Considerations” in the prospectus.

Sequentially Paying Certificates

The Senior Certificates are entitled to receive distributions in accordance with various priorities for payment of principal as described in this term sheet supplement. Distributions of principal on classes having an earlier priority of payment will be affected by the rates of prepayment of the mortgage loans early in the life of the mortgage pool. The timing of commencement of principal distributions and the weighted average lives of certificates with a later priority of payment will be affected by the rates of prepayment of the mortgage loans both before and after the commencement of principal distributions on those classes.

Lockout Certificates

Investors in the Lockout Certificates, as identified in the related prospectus supplement, should be aware that because such certificates will generally not be entitled to receive any principal distributions prior to a certain distribution date, set forth in the related prospectus supplement, the weighted average lives of such certificates will be longer than would otherwise be the case, and the effect on the market value of such certificates arising out of changes in market interest rates or market yields for similar securities will be greater than for other related classes of certificates.

LIBOR Certificates

The yield to maturity on the LIBOR Certificates will be sensitive to fluctuations in LIBOR, and the pass-through rate on these certificates will vary directly with the level of LIBOR.

Weighted Average Life

Weighted average life refers to the average amount of time that will elapse from the date of issuance of a security to the date of payment to the investor of each dollar paid in net reduction of principal of such security (assuming no losses). The weighted average lives of the offered certificates will be influenced by, among other things, the rate at which principal of the related mortgage loans is paid, which may be in the form of scheduled amortization, prepayments or liquidations..

Additional Yield Considerations Applicable Solely to the Residual Certificates

The Residual Certificateholders’ after-tax rate of return on their Residual Certificates will reflect their pre-tax rate of return, reduced by the taxes required to be paid with respect to the Residual Certificates. Holders of Residual Certificates may have tax liabilities with respect to their Residual Certificates during the early years of the trust’s term that substantially exceed any distributions payable thereon during any such period. In addition, holders of Residual Certificates may have tax liabilities with respect to their Residual Certificates the present value of which substantially exceeds the present value of distributions payable thereon and of any tax benefits that may arise with respect thereto. Accordingly, the after-tax rate of return on the Residual Certificates may be negative or may otherwise be significantly adversely affected. The timing and amount of taxable income attributable to the Residual Certificates will depend on, among other things, the timing and amounts of prepayments and losses experienced with respect to the mortgage pool.

The Residual Certificateholders should consult their tax advisors as to the effect of taxes and the receipt of any payments made to those holders in connection with the purchase of the Residual Certificates on after-tax rates of return on the Residual Certificates. See “Federal Income Tax Consequences” in this term sheet supplement and “Material Federal Income Tax Consequences” in the prospectus.

FEDERAL INCOME TAX CONSEQUENCES

General

The pooling and servicing agreement will provide that the trust will comprise a tiered REMIC structure. The assets of the lower-tier REMICs will consist of the assets of the trust (other than the Interest Rate Cap Agreement, the Interest Rate Cap Account, the Basis Risk Reserve Fund, and any interest in another REMIC formed pursuant to the pooling and servicing agreement). The Class AR Certificates will represent ownership of the residual interest in each REMIC formed pursuant to the pooling and servicing agreement.

Upon the issuance of the offered certificates, McKee Nelson llp will deliver its opinion to the effect that, assuming compliance with the pooling and servicing agreement, each of the REMICs created by and designated in the pooling and servicing agreement will qualify as a REMIC within the meaning of Section 860D of the Code.

Tax Treatment of the Offered Certificates

Each class of offered certificates (other than the Residual Certificates) will represent REMIC regular interests for federal income tax purposes. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Regular Certificates” in the prospectus.

Original Issue Discount

The offered certificates, depending on their issue price, may be issued with original issue discount. The prepayment assumption that will be used in determining the rate of accrual of original issued discount, market discount, and bond premium, if any, will be at a rate equal to 100% of the Prospectus Prepayment Speed (as defined in the accompanying term sheet). No representation is made that the mortgage loans will actually prepay at this rate or at any other rate.

If the method for computing original issue discount described in the prospectus results in a negative amount for any period with respect to a beneficial owner of a certificate, the amount of original issue discount allocable to such period would be zero and such beneficial owner will be permitted to offset such negative amount only against future original issue discount (if any) attributable to such certificate.

In certain circumstances, the OID Regulations permit the beneficial owner of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that the beneficial owner of an offered certificate may be able to select a method for recognizing original issue discount that differs from that used by the entity identified as the “tax matters person” in the pooling and servicing agreement in preparing reports to the beneficial owner and the IRS.

Certain classes of the offered certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any beneficial owner of such a class of offered certificates will be treated as holding a certificate with amortizable bond premium will depend on such beneficial owner’s purchase price and the distributions remaining to be made on such certificate at the time of its acquisition by such beneficial owner. Beneficial owners of such classes of certificates should consult their tax advisors regarding the possibility of making an election to amortize such premium. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Regular Certificates—Market Discount” and “—Premium” in the prospectus.

Taxation of the Offered Certificates

For tax information reporting purposes, the trust administrator and the trustee will treat each holder of an offered Certificate other a Residual Certificate (a “Component Certificate”) as owning a regular interest in a REMIC and holding an interest in a limited recourse interest rate cap contract (the “Cap Contract”), entitling the holder to receive payments in respect of Basis Risk Shortfalls. The following discussion assumes that the right of the Component Certificates to receive payments in respect of Basis Risk Shortfalls will be treated as an interest rate cap agreement for federal income tax purposes. Prospective investors in the Components Certificates should consult their tax advisors regarding their appropriate tax treatment.

A holder of a Component Certificate must allocate its purchase price for such certificate between the two components—the REMIC regular interest component and the Cap Contract component. For information reporting purposes, pursuant to the pooling and servicing agreement, the trustee will assume that the Cap Contract components will have nominal value or such other value as specified in the pooling and servicing agreement. The Cap Contract is difficult to value, and the IRS could assert that the value of a Cap Contract component as of the Closing Date is greater than the value used for information reporting purposes. Prospective investors should consider the tax consequences to them if the IRS were to assert a different value for the Cap Contract components.

Upon the sale, exchange, or other disposition of a Component Certificate, the certificateholder must allocate the amount realized between the two components of the Component Certificate based on the relative fair market values of those components at the time of sale. Assuming that a Component Certificate is held as a “capital asset” within the meaning of Section 1221 of the Code, gain or loss on the disposition of an interest in the Cap Contract component should be capital gain or loss.

The portion of the overall purchase price attributable to the Cap Contract must be amortized over the life of the related certificate, taking into account the declining balance of the related regular interest component. Treasury regulations concerning notional principal contracts provide alternative methods for amortizing the purchase price of any interest rate cap contract. Under one method—the level yield constant interest method—the price paid for an interest rate cap is amortized over the life of the cap as though it were the principal amount of a loan bearing interest at a reasonable rate. Certificateholders are urged to consult their tax advisors concerning the methods that can be employed to amortize the portion of the purchase price paid for the Cap Contract component of a Component Certificate.

Any payments made to a holder of a Component Certificate in respect of Basis Risk Shortfalls will be treated as periodic payments on an interest rate cap contract. To the extent the sum of such periodic payments for any year exceed that year’s amortized cost of the Cap Contract component, such excess is ordinary income. If for any year the amount of that year’s amortized cost exceeds the sum of the periodic payments, such excess represents an ordinary deduction.

A beneficial owner’s ability to recognize a net deduction with respect to the Cap Contract component is limited under Sections 67 and 68 of the Code in the case of (i) estates and trusts and (ii) individuals owning an interest in such component directly or through a “pass through entity” (other than in connection with such individual’s trade or business). Pass through entities include partnerships, S corporations, grantor trusts and non publicly offered regulated investment companies, but do not include estates, nongrantor trusts, cooperatives, real estate investment trusts and publicly offered regulated investment companies. Further, such a beneficial owner will not be able to recognize a net deduction with respect to the Cap Contract component in computing the beneficial owner’s alternative minimum tax liability.

Status of the Offered Certificates

The offered certificates (other than the Cap Contract component of a Component Certificate) will be treated as assets described in Section 7701(a)(19)(C) of the Code, and as “real estate assets” under Section 856(c)(5)(B) of the Code, generally, in the same proportion that the assets of the trust, exclusive of the assets not included in any REMIC, would be so treated. In addition, the interest derived from the REMIC regular interest component of an offered certificate will be interest on obligations secured by interests in real property for purposes of section 856(c)(3) of the Code, subject to the same limitation in the preceding sentence. The Cap Contract component of a Component Certificate will not qualify for the special treatment provided by the foregoing sections of the Code. As a result, Component Certificates may not be a suitable investment for a REMIC.

The Residual Certificates

Purchasers of the Residual Certificates should consider carefully the tax consequences of an investment in those certificates discussed in the prospectus and should consult their own tax advisors for those consequences. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates” in the prospectus. For information reporting purposes, all the regular interests in a lower-tier REMIC will be aggregated and treated as a single debt instrument for OID purposes, because they will be issued to a single holder in a single transaction. See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Taxable Income of the REMIC” in the prospectus. In addition, prospective holders of the Residual Certificates should consult their tax advisors regarding whether, at the time of acquisition, a Residual Certificate will be treated as a “noneconomic” residual interest, a “non-significant value” residual interest and a “tax avoidance potential residual interest.” See “Material Federal Income Tax Consequences—Taxation of Owners of REMIC Residual Certificates—Noneconomic REMIC Residual Certificates,” “—Excess Inclusions” and “—Tax and Restrictions on Transfers of REMIC Residual Certificates to Certain Organizations” in the prospectus.

LEGAL OPINIONS

Certain legal matters relating to the certificates will be passed upon for the depositor and the underwriter by McKee Nelson llp, Washington, D.C.

LEGAL PROCEEDINGS

There are no material legal proceedings currently pending against any of the sponsor, the depositor, CSFC or the issuing entity.

RATINGS

The ratings on mortgage pass-through certificates address the likelihood of the receipt by certificateholders of all distributions on the underlying mortgage loans to which such certificateholders are entitled. The rating process addresses the structural and legal aspects associated with such certificates, including the nature of the underlying mortgage loans. The ratings assigned to mortgage pass-through certificates do not represent any assessment of the likelihood that principal prepayments will be made by mortgagors or the degree to which such prepayments might differ from those originally anticipated, and do not address the possibility that certificateholders might suffer a lower than anticipated yield. The ratings on Class AR Certificates address only the return of the Class Principal Balance of the Class AR Certificates. The ratings on the IRC Certificates do not address the likelihood of payments made pursuant to the Interest Rate Cap Agreement.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each security rating should be evaluated independently of any other security rating. In the event that the ratings initially assigned to the offered certificates are subsequently lowered for any reason, no person or entity is obligated to provide any additional support or credit enhancement with respect to the offered certificates.

LEGAL INVESTMENT

When issued, the offered certificates, will constitute “mortgage related securities” for purposes of SMMEA so long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical organization, and, as such, are legal investments for certain entities to the extent provided in SMMEA. SMMEA provides, however, that states could override its provisions on legal investment and restrict or condition investment in mortgage related securities by taking statutory action on or prior to October 3, 1991. Certain states have enacted legislation which overrides the preemption provisions of SMMEA.

The depositor makes no representations as to the proper characterization of any class of the offered certificates for legal investment or other purposes, or as to the ability of particular investors to purchase any class of the offered certificates under applicable legal investment restrictions. These uncertainties may adversely affect the liquidity of any class of offered certificates. Accordingly, all institutions whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements or review by regulatory authorities should consult with their legal advisors in determining whether and to what extent any class of the offered certificates constitutes a legal investment or is subject to investment, capital or other restrictions.

See “Legal Investment” in the prospectus.

ERISA CONSIDERATIONS

Any plan fiduciary that proposes to cause an employee benefit plan or other retirement arrangement subject to the Employment Retirement Investment Security Act of 1974, as amended (“ERISA”) and/or to Section 4975 of the Code to acquire any of the offered certificates should consult with its counsel about the potential consequences under ERISA, and/or the Code, of the plan’s acquisition and ownership of those Certificates. See “ERISA Considerations” in the prospectus. Section 406 of ERISA and Section 4975 of the Code prohibit parties in interest with respect to an employee benefit plan or other retirement arrangement subject to ERISA and/or to Section 4975 of the Code from engaging in specific transactions involving that plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes various excise taxes on prohibited transactions involving plans and other arrangements, including, but not limited to, individual retirement accounts, described under that Section. ERISA authorizes the imposition of civil penalties for prohibited transactions involving plans not subject to the requirements of Section 4975 of the Code.

Some employee benefit plans, including governmental plans and some church plans, are not subject to ERISA’s requirements. Accordingly, assets of those plans may be invested in the offered certificates without regard to the ERISA considerations described in this term sheet supplement and in the prospectus, subject to the provisions of other applicable federal, state and local law. However, any of these plans that are qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may be subject to the prohibited transaction rules described in Section 503 of the Code.

Except as noted above, investments by plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that a plan’s investments be made in accordance with the documents governing the plan. A fiduciary that decides to invest the assets of a plan in the offered certificates should consider, among other factors, the extreme sensitivity of the investment to the rate of principal payments, including prepayments, on the mortgage loans.

The U.S. Department of Labor has granted an individual administrative exemption to the underwriter (the “Exemption”) from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code for the initial purchase, the holding and the subsequent resale by plans of securities, including certificates, issued by asset-backed entities, including trusts, that consist of particular receivables, loans and other obligations that meet the conditions and requirements of the Exemption. If the general conditions of the Exemption are met, the Exemption applies to certificates that qualify for the Exemption and that represent fractional undivided interests in a trust consisting of mortgage loans like the mortgage loans in the trust.

For a general description of the Exemption, and the conditions that must be satisfied for the Exemption to apply, see “ERISA Considerations” in the prospectus. It is expected that the Exemption will apply to the acquisition and holding by plans of the offered certificates, other than the Residual Certificates, and that all conditions of the Exemption other than those within the control of the investors will be met. In addition, as of the date hereof, there is no single mortgagor that is the obligor on five percent of the mortgage loans included in the trust by aggregate unamortized principal balance of the assets of the trust.

The rating of a security may change. If a class of certificates such as the subordinate offered certificates is no longer rated at least BBB- or Baa3, the certificates of that class will no longer be eligible for relief under the Exemption (although a plan that had purchased the certificate when it had an investment-grade rating would not be required by the Exemption to dispose of it). In addition, because the characteristics of the Residual Certificates will not meet the requirements of the Exemption, and may not meet the requirements of any other issued exemption under ERISA, the purchase and holding of the Residual Certificates by an employee benefit plan or other retirement arrangement subject to Title I of ERISA or Section 4975 of the Code may result in prohibited transactions or the imposition of excise taxes or civil penalties. Consequently, transfers of the Residual Certificates and any offered certificates rated below investment grade (collectively, “ERISA Restricted Offered Certificates”) will not be registered by the trustee unless the trustee receives one of the following:

•
a representation from the transferee of the ERISA Restricted Offered Certificates, acceptable to and in form and substance satisfactory to the trustee, to the effect that that transferee is not an employee benefit plan subject to Section 406 of ERISA or a plan or arrangement subject to Section 4975 of the Code, nor a person acting on behalf of a plan or arrangement nor using the assets of a plan or arrangement to effect that transfer;

•
if the purchaser is an insurance company, a representation that the purchaser is an insurance company which is purchasing the ERISA Restricted Offered Certificates with funds contained in an “insurance company general account,” as that term is defined in Section V(e) of Prohibited Transaction Class Exemption 95-60, or PTCE 95-60, and that the purchase and holding of those ERISA Restricted Offered Certificates are covered under Sections I and III of PTCE 95-60; or

•
an opinion of counsel satisfactory to the trustee that the purchase or holding of the ERISA Restricted Offered Certificates by a plan, any person acting on behalf of a plan or using plan’s assets, will not result in prohibited transactions under Section 406 of ERISA and/or Section 4975 of the Code and will not subject the depositor, the trustee, the trust administrator, the master servicer or the servicer to any obligation in addition to those undertaken in the Pooling and Servicing Agreement.

In the event that the representation is violated, or any attempt to transfer to a plan or person acting on behalf of a plan or using that plan’s assets is attempted without the opinion of counsel, the attempted transfer or acquisition shall be void and of no effect.

Prospective plan investors should consult with their legal advisors concerning the impact of ERISA and Section 4975 of the Code, the applicability of the Exemption, and the potential consequences in their specific circumstances, prior to making an investment in the offered certificates. Moreover, each plan fiduciary should determine whether under the general fiduciary standards of investment prudence and diversification, an investment in the offered certificates is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan’s investment portfolio.

ANNEX I

GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

Except in certain limited circumstances, the offered certificates (other than the Class AR Certificates) will be offered globally (the “Global Securities”) and will be available only in book-entry form. Investors in the Global Securities may hold such Global Securities through any of The Depository Trust Company (“DTC”), Clearstream, Luxembourg or Euroclear. The Global Securities will be tradable as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding Global Securities through Clearstream, Luxembourg and Euroclear will be conducted in the ordinary way in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice (i.e., seven calendar day settlement).

Secondary market trading between investors holding Global Securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

Secondary cross-market trading between Clearstream, Luxembourg or Euroclear and DTC Participants holding Certificates will be effected on a delivery-against-payment basis through the respective Depositaries of Clearstream, Luxembourg and Euroclear (in such capacity) and as DTC Participants.

Non-U.S. holders (as described below) of Global Securities will be subject to U.S. withholding taxes unless such holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

All Global Securities will be held in book-entry form by DTC in the name of Cede & Co. as nominee of DTC. Investors’ interests in the Global Securities will be represented through financial institutions acting on their behalf as direct and indirect Participants in DTC. As a result, Clearstream, Luxembourg and Euroclear will hold positions on behalf of their participants through their respective Depositaries, which in turn will hold such positions in accounts as DTC Participants.

Investors electing to hold their Global Securities through DTC will follow the settlement practices applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Investor securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold their Global Securities through Clearstream, Luxembourg or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Global Securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants. Secondary market trading between DTC Participants will be settled using the procedures applicable to prior mortgage loan asset backed certificates issues in same-day funds.

Trading between Clearstream, Luxembourg and/or Euroclear Participants. Secondary market trading between Clearstream, Luxembourg Participants or Euroclear Participants will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Trading between DTC seller and Clearstream, Luxembourg or Euroclear purchaser. When Global Securities are to be transferred from the account of a DTC Participant to the account of a Clearstream, Luxembourg Participant or a Euroclear Participant, the purchaser will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. Clearstream, Luxembourg or Euroclear will instruct the respective Depositary, as the case may be, to receive the Global Securities against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment date to and excluding the settlement date, on the basis of the actual number of days in such interest period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the respective Depositary of the DTC Participant’s account against delivery of the Global Securities. After settlement has been completed, the Global Securities will be credited to their respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream, Luxembourg Participant’s or Euroclear Participant’s account. The securities credit will appear the next day (European time) and the cash debt will be back-valued to, and the interest on the Global Securities will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Clearstream, Luxembourg or Euroclear cash debt will be valued instead as of the actual settlement date.

Clearstream, Luxembourg Participants and Euroclear Participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream, Luxembourg or Euroclear. Under this approach, they may take on credit exposure to Clearstream, Luxembourg or Euroclear until the Global Securities are credited to their accounts one day later.

As an alternative, if Clearstream, Luxembourg or Euroclear has extended a line of credit to them, Clearstream, Luxembourg Participants or Euroclear Participants can elect not to preposition funds and allow that credit line to be drawn upon the finance settlement. Under this procedure, Clearstream, Luxembourg Participants or Euroclear Participants purchasing Global Securities would incur overdraft charges for one day, assuming they cleared the overdraft when the Global Securities were credited to their accounts. However, interest on the Global Securities would accrue from the value date. Therefore, in many cases the investment income on the Global Securities earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each Clearstream, Luxembourg Participant’s or Euroclear Participant’s particular cost of funds.

Since the settlement is taking place during New York business hours, DTC Participants can employ their usual procedures for sending Global Securities to the respective European Depositary for the benefit of Clearstream, Luxembourg Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC Participants a cross-market transaction will settle no differently than a trade between two DTC Participants.

Trading between Clearstream, Luxembourg or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream, Luxembourg Participants and Euroclear Participants may employ their customary procedures for transactions in which Global Securities are to be transferred by the respective clearing system, through the respective Depositary, to a DTC Participant. The seller will send instructions to Clearstream, Luxembourg or Euroclear through a Clearstream, Luxembourg Participant or Euroclear Participant at least one business day prior to settlement. In these cases Clearstream, Luxembourg or Euroclear will instruct the respective Depositary, as appropriate, to deliver the Global Securities to the DTC Participant’s account against payment. Payment will include interest accrued on the Global Securities from and including the last coupon payment to and excluding the settlement date on the basis of the actual number of days in such interest period and a year assumed to consist of 360 days. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream, Luxembourg Participant or Euroclear Participant the following day, and receipt of the cash proceeds in the Clearstream, Luxembourg Participant’s or Euroclear Participant’s account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream, Luxembourg Participant or Euroclear Participant have a line of credit with its respective clearing system and elect to be in debt in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft incurred over that one-day period. If settlement is not completed on the intended value date (i.e., the trade fails), receipt of the cash proceeds in the Clearstream, Luxembourg Participant’s or Euroclear Participant’s account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream, Luxembourg or Euroclear and that purchase Global Securities from DTC Participants for delivery to Clearstream, Luxembourg Participants or Euroclear Participants should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

(a) borrowing through Clearstream, Luxembourg or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream, Luxembourg or Euroclear accounts) in accordance with the clearing system’s customary procedures;

(b) borrowing the Global Securities in the U.S. from a DTC Participant no later than one day prior to settlement, which would give the Global Securities sufficient time to be reflected in their Clearstream, Luxembourg or Euroclear account in order to settle the sale side of the trade; or

(c) staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Clearstream, Luxembourg Participant or Euroclear Participant.

Certain U.S. Federal Income Tax Documentation Requirements

A beneficial owner that is not a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986 holding a book-entry certificate through Clearstream, Euroclear or DTC may be subject to U.S. withholding tax unless such beneficial owner provides certain documentation to the trust administrator or to the U.S. entity required to withhold tax (the “U.S. withholding agent”) establishing an exemption from withholding. A holder that is not a United States person may be subject to 30% withholding unless:

I.	the trust administrator or the U.S. withholding agent receives a statement—

(a) from the beneficial owner on Internal Revenue Service (IRS) From W-8BEN (or any successor form) that—

(i) is signed by the beneficial owner under penalties of perjury,

(ii)	certifies that such beneficial owner is not a United States person, and

(iii)	provides the name and address of the beneficial owner, or

(b) from a securities clearing organization, a bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business that—

(i) is signed under penalties of perjury by an authorized representative of the financial institution,

(ii)
states that the financial institution has received an IRS Form W-8BEN (or any successor form) from the beneficial owner or that another financial institution acting on behalf of the beneficial owner has received such IRS Form W-8BEN (or any successor form),

(iii)	provides the name and address of the beneficial owner, and

(iv)	attaches the IRS Form W-8BEN (or any successor form) provided by the beneficial owner;

II.
the beneficial owner claims an exemption or reduced rate based on a treaty and provides a properly executed IRS Form W-8BEN (or any successor form) to the trust administrator or the U.S. withholding agent;

III.
the beneficial owner claims an exemption stating that the income is effectively connected to a U.S. trade or business and provides a properly executed IRS Form W-8ECI (or any successor form) to the trust administrator or the U.S. withholding agent; or

IV.
the beneficial owner is a nonwithholding partnership and provides a properly executed IRS Form W-8IMY (or any successor form) with all necessary attachments to the trust administrator or the U.S. withholding agent. Certain pass-through entities that have entered into agreements with the Internal Revenue Service (for example qualified intermediaries) may be subject to different documentation requirements; it is recommended that such beneficial owner consult with their tax advisors when purchasing the certificates.

A beneficial owner holding book-entry certificates through Clearstream or Euroclear provides the forms and statements referred to above by submitting them to the person through which he holds an interest in the book-entry certificates, which is the clearing agency, in the case of persons holding directly on the books of the clearing agency. Under certain circumstances a Form W-8BEN, if furnished with a taxpayer identification number, (TIN), will remain in effect until the status of the beneficial owner changes, or a change in circumstances makes any information on the form incorrect, provided at least one payment is reported annually to the beneficial owner on IRS Form 1042-S. A Form W-8BEN, if furnished without a TIN, and a Form W-8ECI will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect.

In addition, all beneficial owners holding book-entry certificates through Clearstream, Euroclear or DTC may be subject to backup withholding at a rate of up to 31% unless the beneficial owner:

I. provides a properly executed IRS Form W-8BEN, Form W-8ECI or Form W-8IMY (or any successor forms) if that person is not a United States person;

II. provides a properly executed IRS Form W-9 (or any substitute form) if that person is a United States person; or

III. is a corporation, within the meaning of Section 7701(a) of the Internal Revenue Code of 1986, or otherwise establishes that it is a recipient exempt from United States backup withholding.

This summary does not deal with all aspects of federal income tax withholding or backup withholding that may be relevant to investors that are not United States persons within the meaning of Section 7701(a)(30) of the Internal Revenue Code. Such investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the book-entry certificates. For example, additional rules may apply in the case of beneficial owners holding certificates through a partnership or grantor trust.

The term United States person means (1) a citizen or resident of the United States, (2) an entity, for United States federal income tax purposes, that is a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (3) an estate the income of which is includable in gross income for United States tax purposes, regardless of its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, and (5) to the extent provided in regulations, certain trusts in existence on August 20, 1996 that are treated as United States persons prior to such date and that elect to continue to be treated as United States persons.